UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
INTUIT INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
         Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

INTUIT INC.
2700 Coast Avenue
Mountain View, CA 94043
NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
You are cordially invited to attend our 2016 Annual Meeting of Stockholders, which will be held at 8:00 a.m. Pacific Standard Time on January 21, 2016 at our offices at 2750 Coast Avenue, Building 6, Mountain View, California 94043. We are holding the meeting for the following purposes:
1. To elect the eight directors nominated by the Board of Directors and named in the proxy statement to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;
2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2016;
3. To hold an advisory vote to approve executive compensation; and
4. To consider any other matters that may properly be brought before the annual meeting and any postponement(s) or adjournment(s) thereof.
Only stockholders who owned our stock at the close of business on November 23, 2015 may vote at the annual meeting, or at any adjournment or postponement of the annual meeting.
Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. We believe it is convenient for our stockholders, while significantly lowering the cost of our annual meeting and conserving natural resources.
Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to Be Held on January 21, 2016. The proxy statement is available electronically at http://investors.intuit.com/financial-information/proxy-statements/default.aspx and Intuit’s Annual Report on Form 10-K for fiscal year ended July 31, 2015 is available electronically at http://investors.intuit.com/financial-information/annual-reports/default.aspx.

By order of the Board of Directors,

Laura A. Fennell
Executive Vice President, General Counsel and Corporate Secretary
Mountain View, California
November 25, 2015

INTUIT INC.
PROXY STATEMENT 2016 ANNUAL MEETING OF STOCKHOLDERS

Page
Non-Qualified Deferred Compensation for Fiscal Year 2015	57
Potential Payments Upon Termination of Employment or Change in Control	58
EQUITY COMPENSATION PLAN INFORMATION	62
INFORMATION ABOUT THE MEETING, VOTING AND PROXIES	63
APPENDIX A	A-1
Supplemental Information for the 2016 Proxy Summary and Compensation Discussion and Analysis — Information Regarding Non-GAAP Financial Measures and Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures
A-1

INTUIT INC.
2700 Coast Avenue
Mountain View, CA 94043

PROXY STATEMENT FOR THE
2016 ANNUAL MEETING OF STOCKHOLDERS

2016 PROXY SUMMARY

Intuit Inc.’s (“Intuit” or the “Company”) Board of Directors (the “Board”) is asking for your proxy for use at the Intuit Inc. 2016 Annual Meeting of Stockholders (the “Meeting”) and at any adjournment or postponement of the Meeting for the purposes set forth in the accompanying Notice of 2016 Annual Meeting of Stockholders. This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

We have first released this proxy statement to Intuit stockholders beginning on November 25, 2015.

Annual Meeting of Stockholders

Time and Date	Thursday, January 21, 2016 at 8:00 a.m. Pacific Standard Time
Place	Intuit’s offices at 2750 Coast Avenue, Building 6, Mountain View, California 94043
Record Date	November 23, 2015
Voting
Stockholders of Intuit as of the record date are entitled to vote. Each share of Intuit common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Webcast of Meeting

If you are not able to attend the Meeting in person, you may join a live webcast of the Meeting on the Internet by visiting http://investors.intuit.com on Thursday, January 21, 2016 at 8:00 a.m. Pacific Standard Time.

Meeting Information

The following chart describes the proposals to be considered at the meeting, the vote required to elect directors and to approve each other proposal, the manner in which votes will be counted and the Board’s voting recommendation:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”	Board’s Voting Recommendation
1. Election of directors	For, against or abstain on each nominee	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No effect	FOR the election of each of the director nominees
2. Ratification of selection of Ernst & Young LLP	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and voted for or against the proposal	No effect	No effect	FOR
3. Advisory vote to approve Intuit’s executive compensation	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and voted for or against the proposal	No effect	No effect	FOR

We will also consider any other matters that may properly be brought before the Meeting and any postponement(s) or adjournment(s) thereof. We have not yet received notice of other matters that may be properly presented at the Meeting.

How to Vote

Please act as soon as possible to vote your shares, even if you plan to attend the Meeting. You may vote via the Internet, by telephone or, if you have received a printed version of these proxy materials, by mail. If your shares are held on your behalf by a broker, bank or other nominee, you must instruct your nominee on how to vote the shares held in your account. If you do not provide your nominee with voting instructions, your nominee may only vote on Proposal 2 (ratifying the selection of our independent registered public accountant).

Board Nominees and Committee Memberships After Meeting

The following table provides summary information about each director nominee.

				Committee Memberships
Name	Director Since	Occupation	Independent	AC	ARC	CODC	NGC	Other Public Company Boards
Eve Burton(1)	--	Senior Vice President and General Counsel, The Hearst Corporation	X	X	X
Scott D. Cook	1984	Founder and Chairman of the Executive Committee, Intuit Inc.						The Procter & Gamble Company
Richard Dalzell(2)	2015	Former Senior Vice President and Chief Information Officer, Amazon.com, Inc.	X	C	X
Diane B. Greene(3)	2006	Former President and Chief Executive Officer, VMware, Inc.	X			X	C	Google, Inc.
Suzanne Nora Johnson(4)	2007	Former Vice-Chairman, The Goldman Sachs Group	X			C	X	American International Group, Inc.; Pfizer Inc.; VISA Inc.
Dennis D. Powell(5)	2004	Former Chief Financial Officer, Cisco Systems, Inc.	X	X	C			Applied Materials, Inc.; VMware, Inc.
Brad D. Smith	2008	President and Chief Executive Officer, Intuit Inc.						Nordstrom, Inc.
Jeff Weiner(6)	2012	Chief Executive Officer, LinkedIn Corporation	X			X	X	LinkedIn Corporation

(1) The Board has appointed Ms. Burton to serve on the Acquisition Committee and Audit and Risk Committee, effective upon the conclusion of the Meeting and subject to her election to the Board at the Meeting.
(2) Mr. Dalzell currently is a member of the Compensation and Organizational Development Committee and the Nominating and Governance Committee. The Board has appointed Mr. Dalzell to chair the Acquisition Committee and serve as a member of the Audit and Risk Committee, effective upon the conclusion of the Meeting and subject to his re-election to the Board at the Meeting.
(3) Ms. Greene currently chairs the Nominating and Governance Committee and is a member of the Audit and Risk Committee. The Board has appointed Ms. Greene to continue to chair the Nominating and Governance Committee and serve as a member of the Compensation and Organizational Development Committee, effective upon the conclusion of the Meeting and subject to her re-election to the Board at the Meeting.
(4) Ms. Nora Johnson currently chairs the Acquisition Committee and serves on the Audit and Risk Committee. The Board has appointed Ms. Nora Johnson to chair the Compensation and Organizational Development Committee and serve as a member of the Nominating and Governance Committee, effective upon the conclusion of the Meeting and subject to her re-election to the Board at the Meeting.
(5) Mr. Powell currently chairs the Audit and Risk Committee and is a member of the Acquisition Committee. The Board has appointed Mr. Powell to continue in these roles, effective upon the conclusion of the Meeting and subject to his re-election to the Board at the Meeting.
(6) Mr. Weiner currently serves on the Compensation and Organizational Development Committee. The Board has appointed Mr. Weiner to continue to serve on the Compensation and Organizational Development Committee and to serve on the Nominating and Governance Committee, effective upon the conclusion of the Meeting and subject to his re-election to the Board at the Meeting.

AC	Acquisition Committee
ARC	Audit and Risk Committee
CODC	Compensation and Organizational Development Committee
NGC	Nominating and Governance Committee
C	Chair
Attendance	All of our incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees on which he or she sits.

Fiscal 2015 Executive Compensation Highlights
Commitment to Pay for Performance
Our executive compensation programs are designed to reward both short- and long-term growth, as well as total stockholder return (“TSR”). Our short-term performance-based compensation consists of annual cash bonuses, which are based upon achievement of annual corporate operating goals, including revenue, non-GAAP operating income and deferred revenue balance at fiscal year end, as well as on an assessment of individual contribution and performance. Our fiscal 2015 long-term compensation consisted of performance-based restricted stock units (“RSUs”) based on relative total stockholder return (“Relative TSR RSUs”), performance-based RSUs based on QuickBooks Online (“QBO”) subscription growth, service-based RSUs and non-qualified stock options.
Fiscal 2015 Business Highlights
Intuit achieved revenue of $4.2 billion, non-GAAP operating income of $1.1 billion and non-GAAP diluted earnings per share (“EPS”) of $2.59 (see table on page A-3 of this proxy statement for a reconciliation of non-GAAP financial measures) and a one year TSR of 30.4% for fiscal 2015. These results take into account both an acceleration of the adoption of subscription based product offerings, which continued to shift some fiscal 2015 revenue into future reporting periods, and the Company’s decision to divest the Demandforce, QuickBase and Quicken business units at the end of the 2015 fiscal year. The Company determined that these assets became long-lived assets held for sale and accounted for them as discontinued operations. Prior to the reclassification of the financial results for those business units the Company achieved revenue of $4.4 billion, non-GAAP operating income of $1.1 billion and non-GAAP diluted EPS of $2.59.
Our revenue, non-GAAP operating income and non-GAAP earnings per share for fiscal 2015 were at the high end of our guidance range, prior to the reclassification of the assets held for sale as discontinued operations.
Shareholder Value Delivered
Intuit’s TSR has performed well in recent years. Measured at the end of fiscal 2015, we delivered one-year TSR of 30.4%, three-year annualized TSR of 23.5% and five-year annualized TSR of 22.7%, closing the year with our stock price near an all-time high. The graph below compares the cumulative TSR on Intuit common stock for the last five full fiscal years with the cumulative total returns on the S&P 500 Index and the Morgan Stanley Technology Index for the same period. It assumes that $100 was invested in Intuit common stock and in each of the other indices on July 31, 2010 and that all dividends were reinvested (Intuit did not pay cash dividends prior to fiscal 2012). Over this five-year period, Intuit’s TSR exceeded both the broad market (as evidenced by a comparison against the S&P 500 Index) and the overall technology sector (as evidenced by a comparison against the Morgan Stanley Technology Index). The comparisons in the graph below are based on historical data – with Intuit common stock prices based on the closing price on the dates indicated – and are not intended to forecast the possible future performance of Intuit’s common stock.

	July 31, 2010	July 31, 2011	July 31, 2012	July 31, 2013	July 31, 2014	July 31, 2015
Intuit Inc.	$100.00	$117.48	$147.59	$164.38	$212.97	$277.78
S&P 500	$100.00	$119.65	$130.58	$163.22	$190.87	$212.26
Morgan Stanley Technology Index	$100.00	$122.62	$136.46	$144.66	$185.39	$208.08

Compensation Practices
Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy, including:

•
A significant portion of our fiscal 2015 senior executive officer compensation is in the form of incentives tied to achievement of particular performance measures. In addition to our annual cash bonus, 50% of equity incentive value granted as a part of our regular equity grant cycle was in the form of performance-based RSUs, which measure relative TSR against a relevant group of other software and services companies of comparable size. The remaining 50% of equity incentive value was granted in the form of service-based RSUs (which incorporate a one-year GAAP operating income hurdle) and stock options, both of which the Compensation Committee also consider to be performance-based compensation. In fiscal 2015 the Compensation Committee made an additional one-time equity grant of performance-based RSUs to incentivize the senior executive officers to aggressively pursue subscription growth in the QuickBooks Online business;

•	We prohibit directors and executive officers from pledging Intuit stock and engaging in hedging transactions involving Intuit stock;

•
We have “clawback” provisions for operating performance-based equity awards and beginning in the 2016 fiscal year have implemented “clawback” provisions for cash bonus payments under our Senior Executive Incentive Plan;

•
We have stock ownership guidelines for executive officers at the senior vice president level and above and non-employee directors, with the CEO guideline set at six times salary, the senior vice president level and above guideline set at one and a half times salary, and the non-employee director guideline set at five times annual retainer;

•
We have implemented a one-year mandatory holding period for the CEO’s service-based RSUs and Relative TSR RSUs beginning with the equity grant in the 2015 fiscal year, whereby the CEO is required to hold the shares for at least one year after they vest;

•	We do not provide supplemental company-paid retirement benefits designed for executive officers;

•	We do not provide any excise tax “gross-up” payments; and

•	We do not provide perquisites or other executive benefits based solely on rank.

CORPORATE GOVERNANCE

Intuit is committed to excellence in corporate governance and maintains policies and practices that promote good corporate governance, including the following:

•	The Board has adopted majority voting in uncontested elections of directors;

•	A majority of the board members are independent of Intuit and its management;

•	The independent members of the Board meet regularly without the presence of management;

•	All members of the committees of the Board are independent;

•	The charters of the committees of the Board clearly establish the committees’ respective roles and responsibilities;

•	Intuit has adopted a Code of Conduct & Ethics for employees that is monitored by Intuit’s ethics office;

•
Intuit’s ethics office has a hotline available to all employees, and Intuit’s Audit and Risk Committee has procedures in place to receive and process complaints, including on a confidential and anonymous basis, regarding accounting, internal accounting controls, auditing and federal securities law matters, or violations of the Code of Conduct & Ethics and for employees to make confidential, anonymous complaints regarding accounting, auditing and federal securities law matters or violations of the Intuit’s Code of Conduct & Ethics;

•	Intuit has adopted a Code of Ethics that applies to all Board members;

•
Intuit’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Intuit’s Audit and Risk Committee;

•	Intuit’s investor relations and management teams regularly communicate with our stockholders and report to the Board on the stockholders’ perspectives; and

•	The Board and its committees receive periodic updates on regulatory and other developments relevant to the Board from management and outside experts.

Our Board has adopted Corporate Governance Principles that are designed to assist the Board in observing practices and procedures that serve the best interests of Intuit and our stockholders. The Nominating and Governance Committee is responsible for overseeing these Corporate Governance Principles, reviewing them at least annually and making recommendations to the Board regarding any changes. These Corporate Governance Principles address, among other things, our policy on succession planning and senior leadership development, Board performance evaluations, committee structure and stock ownership requirements.
We maintain a corporate governance page on our company website that contains key information about corporate governance matters. This information includes copies of our Corporate Governance Principles, Political Accountability Policy, Code of Conduct & Ethics for all employees, including our Company’s senior executive and financial officers, our Operating Values, and the charter for each Board committee. The link to this corporate governance page can be found at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx.
Board Responsibilities, Leadership Structure and Executive Sessions
The Board oversees management’s performance on behalf of Intuit’s stockholders. The Board’s primary responsibilities are to (1) select, oversee and determine compensation for the Chief Executive Officer who, with senior management, runs Intuit on a day-to-day basis, (2) monitor management’s performance to assess whether Intuit is operating in an effective, efficient and ethical manner in order to create value for Intuit’s stockholders, and (3) periodically review Intuit’s long-range plan, business initiatives, capital projects and budget matters.
The Board appoints a Chairman, who may be an officer of Intuit if the Board determines that it is in the best interests of Intuit and its stockholders. The roles of Chairman of the Board and Chief Executive Officer may be held by the same person or different people. If the Chairman is also the Chief Executive Officer, then the Board has determined that it will appoint a Lead Independent Director. Currently, the positions of Chairman of the Board and Chief Executive Officer are held by separate persons. However, in connection with Mr. Campbell’s upcoming retirement, the Board reevaluated the Board’s leadership structure and determined that it would be in the best interests of the Company and its stockholders to combine the Chairman of the Board and Chief Executive Officer roles, effective upon the conclusion of this Annual Meeting of Stockholders and subject to Mr. Smith’s re-election to the Board. At the same time, the Company and the Board recognize the importance of providing additional, independent oversight of the Board. Accordingly, effective upon conclusion of this Annual Meeting of Stockholders and subject to Ms. Nora Johnson’s re-election to the Board, the independent directors of the Board have designated Ms. Nora Johnson as the Company’s Lead Independent Director to serve at least until the next annual meeting of stockholders.
The Board believes that the combination of the roles of Chairman of the Board and Chief Executive Officer is appropriate at this time because of Mr. Smith’s deep understanding of the Company’s business and culture as well as Mr. Smith’s instrumental contributions in developing and implementing the Company’s new strategic priorities. This change will also allow one person to lead the Company and provide strategic direction to the Company and the Board and will facilitate the flow of information and communications between the Board and the Company’s senior management, while also providing for effective oversight by an independent board through an independent lead director acting in accordance with the Company’s robust corporate governance practices and policies.
Our Lead Independent Director’s responsibilities and authority will include:

•	Ability to call executive sessions of the independent directors;

•	Presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	Approving information sent to the Board;

•	Approving the agenda and schedule for Board meetings to ensure that there is sufficient time for discussion of all agenda items;

•	Serving as liaison between the Chairman and the independent directors; and

•	Being available for consultations and communications with major stockholders upon request.
The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board held six meetings during fiscal 2015. The independent directors normally spend a portion of every regularly scheduled meeting in executive session. Following this Annual Meeting of Stockholders, the Lead Independent Director will preside at executive sessions of the independent directors. The Board has delegated certain responsibilities and authority to the committees described below. Committees report regularly on their activities and actions to the full Board.
Board Evaluation Process
The Board has an annual evaluation process that is led by the Chairman of the Board. Each year, Board members complete an assessment of Board performance, including an evaluation of the issues addressed by the Board, Board culture and structure, processes and information received by the Board. Each Board member assesses the performance of the Committees, including both performance of the Committee and an assessment of how each Committee keeps the full Board informed. In addition, each Board member assesses his or her own performance as well as the performance of his or her fellow Board members. Board members then meet individually with the Chairman of the Board and outside counsel to discuss their assessments and to provide further feedback to share with the other Board members. The Chairman then shares that feedback with the Nominating and Governance Committee and the assessment is discussed by the full Board. The feedback received by the Board is used to identify the strengths and opportunities of each Board member and provide insight into the areas in which each Board member can be most valuable to the Company, as well as to identify skills or expertise that may be used as criteria when the Board considers new Board candidates.
Board Oversight of Risk
Intuit’s management is responsible for balancing risk and opportunity in support of Intuit’s objectives. Management exercises this responsibility day to day through ongoing identification of risks related to significant business activities, implementation of risk mitigation activities and alignment of risk management to the Company’s strategy. Intuit’s Chief Risk Officer, who reports through to our General Counsel, facilitates the Enterprise Risk Management, or “ERM,” program as part of our strategic planning process. The ERM program helps identify the top risks for each business unit and for Intuit as a whole.

The Board oversees risk management for the Company both directly and through its committees, as follows:

•
The Audit and Risk Committee has primary responsibility for overseeing our ERM program. The Chief Risk Officer reports on a quarterly basis to the Audit and Risk Committee on Intuit’s top risk areas and the progress of the ERM program. The Audit and Risk Committee also has oversight responsibilities with respect to particular risks such as financial management and fraud.

•
The Board’s other committees – Compensation and Organizational Development, Nominating and Governance, and Acquisition – oversee risks associated with their respective areas of responsibility. The Compensation and Organizational Development Committee considers the risks associated with our compensation policies and practices for executives and employees generally. The Nominating and Governance Committee considers risks associated with corporate governance and overall board effectiveness, including recruiting appropriate Board members. The Acquisition Committee considers risks associated with Intuit’s merger and acquisition activities and the strategy and business models of acquisition candidates.

•
At each quarterly Board meeting, members of each committee provide a report to the full Board covering the committee’s risk oversight and other activities. The full Board receives an annual update from the Chief Risk Officer regarding the top enterprise-wide risks. The full Board also considers and provides oversight of specific strategic risks, including those relating to Intuit’s business models and inorganic growth strategy. The Board also receives detailed reports at quarterly Board meetings from the Chief Executive Officer and the heads of our principal business units, which include discussions of the risks involved in their respective areas of responsibility. The senior management team also informs the Board routinely of developments that could affect our risk profile or other aspects of our business.

Compensation Risk Assessment
The Company conducted a review of its key compensation programs, policies and practices in conjunction with Frederic W. Cook & Co., Inc. (“FW Cook”), the Compensation and Organizational Development Committee’s independent compensation consultant, which prepared a report on the Company’s incentive programs.
The review included an analysis of the Company’s short-term and long-term compensation programs, covering key program details, performance factors for each program, target award ranges, maximum funding levels, and plan administrative oversight and control requirements. The assessment of potential compensation-related risks considered pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, severance packages, equity incentives and stock ownership requirements and trading policies.
This analysis was reviewed with the Compensation and Organizational Development Committee at its October 27, 2015 meeting. The review and analysis did not identify any compensation programs, policies or practices that create risks that are reasonably likely to have a material adverse effect on the Company.
The analysis noted the following factors that reduce the likelihood of excessive risk-taking at Intuit:
•Overall compensation levels are in a competitive market range.
•The compensation programs provide an effective balance in (1) cash and equity mix, (2) annual incentives that are based in part on company-wide performance metrics that align with the Company’s business plans and strategic objectives and in part on a qualitative evaluation of business unit and individual performance, and (3) long-term incentives generally provided through a combination of stock options (generally vesting over three years with terms of seven years), service-based RSUs (generally vesting over three years), and performance-based RSUs (earned after three years based on one-, two- and three-year relative TSR).
•Stock ownership guidelines for executive officers at the senior vice president level and above as well as for non-employee directors.
•The one-year holding requirement added to the CEO’s Relative TSR RSUs and service-based RSUs beginning with the fiscal 2015 grant.
•The insider trading policy, which prohibits officers from pledging shares, trading put or call options, and engaging in short sales or hedging transactions involving the Company’s securities.
•“Clawback” provisions for operating performance-based equity awards.
Director Independence
To be considered independent under NASDAQ rules, a director may not be employed by Intuit or engage in certain types of business dealings with Intuit. In assessing director independence under NASDAQ rules, the Nominating and Governance

Committee and the full Board review relevant transactions, relationships and arrangements that may affect the independence of our Board members. In addition, as required by NASDAQ rules, the Board makes a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by Intuit with regard to each director’s business and personal activities as they relate to Intuit and Intuit’s management.
Each of Mr. Dalzell, Mr. Powell, Mr. Kangas, Ms. Nora Johnson, Ms. Greene and Mr. Weiner is or was during fiscal 2015 a director of companies with which Intuit conducts business in the ordinary course. Consistent with NASDAQ independence standards, Intuit did not make payments to, or receive payments from, any of these companies for property or services in the current or any of the last three fiscal years that exceed 5% of Intuit’s or any of the other parties’ consolidated gross revenues. Upon review of these relationships and the other information provided by our directors and director nominees, the Board determined that the following current directors and director nominees are independent: Ms. Burton, Mr. Dalzell, Ms. Greene, Mr. Kangas, Ms. Nora Johnson, Mr. Powell and Mr. Weiner. In addition, the Board previously determined that Christopher W. Brody, who did not stand for re-election to the Board at the 2015 Annual Meeting, was an independent director.
Attendance at Board, Committee and Annual Stockholders Meetings
The Board expects that each director will prepare for, attend and participate in all Board and applicable committee meetings and that each Board member will see that other commitments do not materially interfere with his or her service on the Board. Directors generally may not serve on the boards of more than six public companies, including Intuit’s Board. Any director, who has a principal job change, including retirement, must offer to submit a letter of resignation to the Chairman of the Board. The Board, in consultation with the Nominating and Governance Committee, will review each offered resignation and determine whether or not to accept such resignation after consideration of the continued appropriateness of Board membership under the new circumstances.
During fiscal 2015, all directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served, except for Mr. Brody who attended 50% of the meetings of the Nominating and Governance Committee during the period in fiscal 2015 during which he served as a director. Seven of our nine current directors attended the last Annual Meeting of Stockholders held in January 2015. Our Corporate Governance Principles encourage all directors to attend our Annual Meeting of Stockholders.

Board Committees and Charters
The Board currently has a standing Acquisition Committee, Audit and Risk Committee, Compensation and Organizational Development Committee, and Nominating and Governance Committee. Each committee has a charter which it reviews annually and makes recommendations to our Board for its revision to reflect evolving best practices. Copies of each charter can be found on our website at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx. The members of each committee are independent and appointed by the Board based on recommendations of the Nominating and Governance Committee. Current committee members are identified in the following table.

Director	Acquisition Committee	Audit and Risk Committee	Compensation and Organizational Development Committee	Nominating and Governance Committee
William V. Campbell
Scott D. Cook
Richard Dalzell			X	X
Diane B. Greene		X		Chair
Edward A. Kangas	X		Chair	X
Suzanne Nora Johnson	Chair	X
Dennis D. Powell	X	Chair
Brad D. Smith
Jeff Weiner			X
Number of meetings in Fiscal 2015	4	17	6	5

Acquisition Committee
The Acquisition Committee reviews and approves acquisition, divestiture and investment transactions proposed by Intuit’s management in which the total consideration to be paid or received by Intuit is within certain limits that may be established by the Board from time to time.
Audit and Risk Committee
The Audit and Risk Committee represents and assists the Board in its oversight of Intuit’s financial reporting, internal controls and audit functions, and is directly responsible for the selection, retention, compensation and oversight of the work of Intuit’s independent auditor.
Our Board has determined that each member of the Audit and Risk Committee is independent, as defined under applicable NASDAQ listing standards and SEC rules related to audit committee members, and is financially literate, as required by NASDAQ listing standards. All members of the Audit and Risk Committee have been determined by the Board to meet the qualifications of an “audit committee financial expert,” as defined by SEC rules, and to meet the qualifications of “financial sophistication” in accordance with NASDAQ listing standards.
The Audit and Risk Committee held closed sessions with our independent auditors, Ernst & Young LLP, in all of its regularly scheduled meetings.
Compensation and Organizational Development Committee
The Compensation and Organizational Development Committee (the “Compensation Committee”) assists the Board in the review and approval of executive compensation and the oversight of organizational and management development for executive officers and other employees of Intuit. The Compensation Committee periodically reviews Intuit’s key management from the perspectives of leadership development, organizational development and succession planning through Intuit’s High Performance Organization Review. As part of this process, the Compensation Committee also meets with key senior executives. The systemic assessment of Intuit’s organization and talent planning helped the Compensation Committee to evaluate Intuit’s effort at hiring, developing and retaining executives, with the goal of creating and growing Intuit’s “bench strength” at the most senior executive levels.
Each member of this Committee is independent under NASDAQ listing standards and is a “Non-Employee Director,” as defined in Rule 16(b)-3 under the Securities Exchange Act of 1934, as amended. The Compensation Committee held a portion of each meeting in closed session, with only the Compensation Committee members and, on certain occasions, William Campbell, the Chairman of the Board, present. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see the “Compensation and Organizational Development Committee Report” on page 27 and “Compensation Discussion and Analysis” beginning on page 28, including in particular, the discussion of the “Role of Compensation Consultants, Executive Officers and the Board in Compensation Determinations” beginning on page 47.
The Compensation Committee is also responsible for reviewing the compensation for non-employee directors on an annual basis and making recommendations to the Board, in the event the Committee determines changes are appropriate.
Section 162(m) Subcommittee

Because in fiscal 2015 not all of the members of the Compensation Committee were “outside directors” for purposes of Regulation 1.162-27 under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), the Compensation Committee designated a Section 162(m) subcommittee and appointed Mr. Kangas and Mr. Dalzell, both of whom are “outside directors” to serve on it. This subcommittee has responsibility and authority to review and approve all elements of compensation that may require approval by a committee of “outside directors” in order for such compensation to qualify for deductibility under Section 162(m) and related regulations. This subcommittee met three times in fiscal 2015.
Compensation Committee Interlocks and Insider Participation
None of Messrs. Brody, Kangas, Dalzell or Weiner, each of whom served on the Compensation Committee during fiscal 2015, has at any time been one of our executive officers or employees. No executive officer of Intuit during fiscal 2015 served, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Intuit’s Board or Intuit’s Compensation Committee.

Nominating and Governance Committee
The Nominating and Governance Committee reviews and makes recommendations to the Board regarding Board composition and appropriate governance standards. Our Board has determined that each member of the Nominating and Governance Committee is independent, as defined under applicable NASDAQ listing standards.
The Nominating and Governance Committee has adopted a process to identify and evaluate candidates for director, whether recommended by management, Board members, or stockholders (if made in accordance with the procedures set forth under “Stockholder Recommendations of Director Candidates” on page 11). The Committee’s policy is to evaluate candidates properly recommended by stockholders in the same manner as candidates recommended by others.
Qualifications of Directors
The Nominating and Governance Committee believes that all nominees for Board membership should possess the highest ethics, integrity and values and be committed to representing the long-term interests of Intuit’s stockholders. In addition, nominees should have broad, high-level experience in business, government, education, technology or public interest. They should have sufficient time to carry out their duties as directors of Intuit and have an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating and Governance Committee will also consider additional factors – such as independence, diversity, expertise and specific skills, and other qualities that may contribute to the Board’s overall effectiveness – when evaluating candidates for director. The Nominating and Governance Committee may also engage third-party search firms to provide assistance in identifying and evaluating Board candidates.
Consideration of director candidates typically involves a series of discussions and a review of available information concerning the candidate, the existing composition of the Board and other factors the Committee deems relevant. In conducting its review and evaluation, the Nominating and Governance Committee may solicit the views of management, other Board members and other individuals it believes may have insight into a candidate.
In considering diversity in the selection of nominees, the Nominating and Governance Committee looks for individuals with varied professional experience, background, knowledge, skills and viewpoints in order to achieve and maintain a group of directors that, as a whole, provides effective oversight of the management of the Company. Although our nomination policy does not prescribe specific standards for diversity, the Board and the Nominating and Governance Committee do look for nominees with a diverse set of skills that will complement the existing skills and experience of our directors and provide an overall balance of diversity of perspectives, backgrounds and experiences. The Nominating and Governance Committee assesses its effectiveness in this regard as part of its annual evaluation process. Our Board is currently composed of a group of leaders with broad and diverse experience in many fields, including: management of large global enterprises; technology and innovation leadership; strategic planning; consumer software and technology products and services; public policy; social networking; healthcare; and financial services; legal and compliance; executive compensation; and corporate governance. Our Board members have acquired these diverse skills through their accomplished careers and their service as directors of a wide range of other public and private companies.
Stockholder Recommendations of Director Candidates
As discussed above, our Nominating and Governance Committee will consider director candidates recommended by a stockholder. A stockholder seeking to recommend a candidate for the committee’s consideration should submit the candidate’s name and qualifications to: Nominating and Governance Committee, c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850 or via our website at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/contact-the-board/default.aspx. You may find a copy of a document entitled “Process of Identifying and Evaluating Nominees for Director” on our website http://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx.

Stockholder Engagement Process

Intuit regularly engages with stockholders to better understand their perspectives. During fiscal 2015 we held discussions with our largest stockholders during scheduled events such as our annual meeting and investor day, as well as regularly throughout the year. In September 2015 we hosted our annual investor day, which presents an opportunity for our management team to interact directly with our stockholders regarding our performance in the prior year and our short- and long-term growth strategies. In addition, members of the management team have initiated a series of in person and telephonic meetings with our largest stockholders to discuss areas of interest to our stockholders, including board succession planning and diversity, board evaluation process, executive compensation, cybersecurity, current corporate governance issues, and enterprise risk management. Since the beginning of fiscal 2016, management has met with stockholders holding almost 40% of our outstanding shares. Management and the investor relations team regularly share investor and stockholder feedback with the

Nominating and Governance Committee and the full Board. In general, our stockholders have not raised concerns regarding our compensation programs or corporate governance practices. We will continue to engage with our stockholders on a regular basis in order to understand and consider their views on our executive compensation programs and corporate governance practices.
Stockholder Communications with the Board
The Nominating and Governance Committee is responsible for receiving stockholder communications on behalf of the Board. Any stockholder may send communications by mail to the Board or individual directors c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850 or via our website at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/contact-the-board/default.aspx. The Board has instructed the Corporate Secretary to review this correspondence and determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. The Corporate Secretary may also forward certain communications elsewhere in the Company for review and possible response. In particular, communications such as product or commercial inquiries or complaints, job inquiries, surveys and business solicitations or advertisements or patently offensive or otherwise inappropriate material will not be forwarded to the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership Table
The following table shows shares of Intuit’s common stock that we believe are owned as of October 31, 2015 by:

•	Each Named Executive Officer (defined on page 28);

•	Each director and nominee;

•	All current directors, nominees and executive officers as a group; and

•	Each stockholder beneficially owning more than 5% of our common stock.
Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Unless indicated in the notes, the address of each beneficial owner is c/o Intuit Inc., P.O. Box 7850, Mountain View, California 94039-7850.
We calculated the “Percent of Class” based on 264,344,493 shares of common stock outstanding on October 31, 2015. In accordance with SEC regulations, we also include (1) shares subject to options that are currently exercisable or will become exercisable within 60 days of October 31, 2015, and (2) shares issuable upon settlement of RSUs that are vested but unreleased, or will become vested within 60 days of October 31, 2015. Those shares are deemed to be outstanding and beneficially owned by the person holding such option or RSU for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Directors, Director Nominees and Executive Officers:
Scott D. Cook(1)	12,875,637	4.87%
Brad D. Smith(2)	819,885	*
R. Neil Williams(3)	143,390	*
Sasan K. Goodarzi(4)	206,328	*
H. Tayloe Stansbury(5)	37,337	*
Daniel A. Wernikoff(6)	113,495	*
William V. Campbell(7)	96,192	*
Richard L. Dalzell(8)	712	*
Diane B. Greene(9)	57,080	*
Edward A. Kangas(10)	33,825	*
Suzanne Nora Johnson(11)	65,424	*
Dennis D. Powell(12)	68,873	*
Jeff Weiner(13)	14,195	*
All current directors and executive officers as a group (15 people)(14)	14,625,997	5.50%
Other 5% Stockholders:
Capital Research Global Investors(15)	18,094,600	6.85%
BlackRock, Inc.(16)	17,197,027	6.51%
The Vanguard Group(17)	15,294,276	5.79%

_______________________________________

*	Indicates ownership of 1% or less.

(1)	Represents 12,875,637 shares held by trusts, of which Mr. Cook is a trustee.

(2)
Includes 635,878 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Smith and 84,918 shares held by a family trust, of which Mr. Smith is a trustee.

(3)	Includes 112,936 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Williams.

(4)	Includes 189,626 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Goodarzi.

(5)	Includes 36,020 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Stansbury.

(6)	Includes 102,171 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Wernikoff.

(7)	Includes 12,187 shares issuable upon settlement of vested restricted stock units held by Mr. Campbell.

(8)	Includes 712 shares issuable upon settlement of vested restricted stock units held by Mr. Dalzell.

(9)	Includes 42,187 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Ms. Greene.

(10)	Represents 33,825 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Kangas.

(11)	Includes 49,687 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Ms. Nora Johnson.

(12)	Includes 52,187 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Powell.

(13)	Represents 14,195 shares issuable upon settlement of vested restricted stock units held by Mr. Weiner.

(14)
Includes 1,361,921 shares issuable upon exercise of options and upon settlement of vested restricted stock units. Represents shares and options held by the 13 individuals in the table, plus an additional 13,314 outstanding shares and 80,310 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by other executive officers.

(15)
Ownership information for Capital Research Global Investors (“Capital Research”) is based on a Schedule 13G/A filed with the SEC on February 13, 2015 by Capital Research, reporting ownership as of December 31, 2014. Capital Research reported sole voting power and sole dispositive power as to 18,094,600 shares. The address of Capital Research is 333 Hope Street, Los Angeles, California 90071.

(16)
Ownership information for BlackRock, Inc. (“BlackRock”) is based on a Schedule 13G/A filed with the SEC on January 30, 2015 by BlackRock, reporting ownership as of December 31, 2014. BlackRock reported sole voting power as to 14,848,151 shares and sole dispositive power as to 17,197,027 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10022.

(17)
Ownership information for The Vanguard Group (“Vanguard”) is based on a Schedule 13G filed with the SEC on February 10, 2015 by Vanguard, reporting ownership as of December 31, 2014. Vanguard reported sole voting power as to 489,057 shares, shared voting power over no shares, sole dispositive power as to 14,834,857 shares, and shared dispositive power as to 459,419 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Intuit’s directors and executive officers, and greater-than-10% stockholders to file forms with the SEC to report their ownership of Intuit shares and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to Intuit. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2015.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Election of Directors
The board currently consists of nine directors, seven of whom were nominated for election to the Board at the 2016 Annual Meeting based on the recommendation of our Nominating and Governance Committee. William V. Campbell and Edward A. Kangas, who are currently serving on the Board, are not nominees for re-election to the Board of Directors. The Nominating and Governance Committee evaluated the composition of the Board and determined to add a new director. Ms. Burton, who is nominated for election to the Board at the 2016 Annual Meeting, was recommended for consideration by the Nominating and Governance Committee by Ms Greene, the Chair of the Nominating and Governance Committee. The Board of Directors considered and conducted interviews of multiple candidates before concluding that Ms. Burton was the best match for the Board’s needs. Based on the recommendations of the Nominating and Governance Committee, our Board has nominated Eve Burton, Scott D. Cook, Richard L. Dalzell, Diane B. Greene, Suzanne Nora Johnson, Dennis D. Powell, Brad D. Smith and Jeff Weiner for election at the Meeting.
Each nominee, if elected, will serve until the next annual meeting of stockholders and until a qualified successor is elected, unless the nominee dies, resigns or is removed from the Board prior to such meeting. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holder will vote your shares to approve the election of any substitute nominee proposed by the Board.
Each of our director nominees, except for Ms. Burton, is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, in accordance with Intuit’s Bylaws and Corporate Governance Principles, each director has submitted an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not elect the director. In that situation, our Nominating and Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating and Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days of the date that the election results were certified.
Directors Standing for Election
Information concerning the nominees for director is provided below.
Eve Burton (Age 57)
Senior Vice President and General Counsel, The Hearst Corporation

Ms. Burton has served as Senior Vice President and General Counsel of The Hearst Corporation, a diversified media company, since March 2012. She joined The Hearst Corporation in 2002 as Vice President and General Counsel. Ms. Burton is also a member of Hearst CEO’s strategic advisory group and of the Hearst Venture Investment Committee. She also serves as an Adjunct Professor of Constitutional Law and Journalism at the Columbia University Graduate School of Journalism. Prior to joining The Hearst Corporation, Ms. Burton was Vice President and Chief Legal Officer of CNN from 2000 to 2001. Ms. Burton serves on the board of The Hearst Corporation and was a member of the AOL board of directors from 2013 to 2015 until its acquisition by Verizon Communications Inc. Her non-profit board affiliations include the David and Helen Gurley Brown Institute for Media Innovations at Stanford and Columbia Universities and the board of trustees of Middlebury College. Ms. Burton holds a Juris Doctorate from Columbia University.

Ms. Burton brings to the Board legal and business experience as a general counsel engaged in a broad range of diversified communications activities and strategic partnerships and investments. She also brings insights into operational and security issues facing online consumer services companies as well as an expertise in the area of government relations.

Scott D. Cook (Age 63)
Founder and Chairman of the Executive Committee, Intuit Inc.

Mr. Cook has been an Intuit director since 1984. A co-founder of Intuit, Mr. Cook served as Intuit’s President and Chief Executive Officer from 1984 to 1994 and served as Chairman of the Board from 1993 to 1998. Mr. Cook was a director of eBay Inc. from 1998 to 2015 where he was a member of the Corporate Governance and Nominating Committee. Mr. Cook has been a director of The Procter & Gamble Company since 2000 where he chairs the Innovation & Technology Committee and is a member of the Compensation & Leadership Development Committee. Mr. Cook holds a Bachelor of Arts in

Economics and Mathematics from the University of Southern California and a Master in Business Administration from Harvard Business School.

Mr. Cook brings to the Board experience as an entrepreneur and corporate executive with a background in guiding and fostering innovation, as well as his knowledge of Intuit’s operations, markets, management and strategy and his experience as a Board member of other large consumer-focused companies.
Richard Dalzell (Age 58)
Former Senior Vice President and Chief Information Officer, Amazon.com, Inc.

Mr. Dalzell was Senior Vice President and Chief Information Officer at Amazon.com, Inc., an online retailer, until his retirement in 2007. Previously, Mr. Dalzell served in numerous other positions at Amazon.com, Inc., including Senior Vice President of Worldwide Architecture and Platform Software and Chief Information Officer from 2001 to 2007, Senior Vice President and Chief Information Officer from 2000 to 2001 and Vice President and Chief Information Officer from 1997 to 2000. Prior to his employment with Amazon.com, Inc., Mr. Dalzell was Vice President of the Information Systems Division at Wal-Mart Stores, Inc. from 1994 to 1997. Mr. Dalzell was a director of AOL.com, Inc. from 2009 until its acquisition by Verizon Communications Inc. in 2015. Mr. Dalzell holds a Bachelor of Science degree in Engineering from the United States Military Academy at West Point.

Mr. Dalzell brings to the Board extensive experience, expertise and background in Internet information technology gained from his service as the Chief Information Officer of Amazon.com, Inc. He also brings corporate leadership experience gained from his service in various senior executive roles at Amazon.com, Inc.
Diane B. Greene (Age 60)
Former President and Chief Executive Officer, VMware, Inc.

Ms. Greene has been an Intuit director since 2006 and is a member of the Audit and Risk Committee and chairs the
Nominating and Governance Committee. Ms. Greene co-founded VMware, Inc. in 1998 and took the company public in 2007. Ms. Greene served as chief executive officer and president of VMware from 1998 to 2008, a member of the board of directors of VMware from 2007 to 2008, and as an Executive Vice President of EMC Corporation from 2005 to 2008. Prior to VMware, Ms. Greene held technical leadership positions at Silicon Graphics, Tandem, and Sybase and was chief executive officer of VXtreme. She has also served on the board of directors of Google since January 2012. In addition to Ms. Greene’s public company board experience, she is a member of The MIT Corporation. Ms. Greene holds a Bachelor of Arts in mechanical engineering from the University of Vermont, a Master of Science degree in naval architecture from the Massachusetts Institute of Technology and a Master of Science degree in computer science from the University of California, Berkeley.

Ms. Greene brings to the Board experience and insight as a successful technology entrepreneur and former chief executive officer of a public company, as well as expertise and knowledge of cloud computing and software as a service businesses.
Suzanne Nora Johnson (Age 58)
Former Vice-Chairman, The Goldman Sachs Group

Ms. Nora Johnson has been an Intuit director since 2007 and is Chairman of the Acquisition Committee and is a member of the Audit and Risk Committee. Ms. Nora Johnson joined The Goldman Sachs Group in 1985 and held several management positions throughout her tenure including: Vice Chairman, Chairman of the Global Markets Institute, and Head of the Global Investments Research Division. Ms. Nora Johnson has been a member of the board of directors of: American International Group, Inc. since 2008; Pfizer Inc. since 2007; and VISA Inc. since 2007. Ms. Nora Johnson’s significant non-profit board affiliations include, among others, the American Red Cross and the University of Southern California. Ms. Nora Johnson earned a Bachelor’s degree from the University of Southern California and a Juris Doctor from Harvard Law School.

Ms. Nora Johnson brings to the Board valuable business experience managing large, complex, global institutions as well as insights into how changes in the financial services industry, public policy and the macro-economic environment affect our businesses.

Dennis D. Powell (Age 67)
Former Chief Financial Officer, Cisco Systems, Inc.

Mr. Powell has been an Intuit director since 2004 and is Chairman of the Audit and Risk Committee and a member of the Acquisition Committee. Mr. Powell was executive advisor of Cisco Systems, Inc. from 2008 to 2010. Mr. Powell joined Cisco in 1997 and held several management positions throughout his tenure including: Executive Vice President and Chief Financial Officer from 2003 to 2008; Senior Vice President, Corporate Finance Vice President from 2002 to 2003; and Corporate Controller from 1997 to 2002. Prior to Cisco, Mr. Powell held the position of senior partner at Coopers & Lybrand LLP, where his tenure spanned 26 years. Mr. Powell has been a member of the boards of directors of Applied Materials, Inc. since 2007 and VMware, Inc. since 2007. Mr. Powell holds a Bachelor of Science in Business Administration with a concentration in accounting from Oregon State University.

Mr. Powell brings to the Board executive management experience with large, global organizations as well as insights into financial and operational issues, which he has gained through his tenure as an executive at a large public technology company.
Brad D. Smith (Age 51)
President and Chief Executive Officer, Intuit Inc.

Mr. Smith has been an Intuit director since 2008 and is currently President and Chief Executive Officer of Intuit. Mr. Smith joined Intuit in 2003 and has served as Senior Vice President and General Manager, Small Business Division from 2006 to 2007, Senior Vice President and General Manager, QuickBooks from 2005 to 2006, Senior Vice President and General Manager, Consumer Tax Group from 2004 to 2005 and as Vice President and General Manager of Intuit’s Accountant Central and Developer Network from 2003 to 2004. Before joining Intuit, Mr. Smith held the position of Senior Vice President of Marketing and Business Development of ADP, where he held several executive positions from 1996 to 2003. Mr. Smith served on the board of directors of Yahoo! Inc. from 2010 until 2013. Mr. Smith was elected to the board of directors of Nordstrom, Inc. in June 2013 and serves on the Audit Committee and Technology Committee. Mr. Smith holds a Bachelor’s degree in Business Administration from Marshall University and a Master’s degree in Management from Aquinas College.

Mr. Smith, as Chief Executive Officer of Intuit, brings to the Board the most relevant knowledge of Intuit’s strategy, markets, operations and employees and provides industry expertise and context on all matters that come before the Board.
Jeff Weiner (Age 45)
Chief Executive Officer, LinkedIn Corporation

Mr. Weiner has been a director of Intuit since April 2012 and is a member of the Compensation and Organizational Development Committee. He has served as the Chief Executive Officer of LinkedIn, an Internet professional network provider, since June 2009, and as a director of LinkedIn since July 2009. He served as LinkedIn’s Interim President from December 2008 until June 2009. Before joining LinkedIn, Mr. Weiner was an executive in residence at Accel Partners and Greylock Partners, both venture capital firms, from September 2008 to June 2009. From May 2001 to June 2008 he held several positions at Yahoo! Inc., one of the world’s largest digital media companies, including most recently as an Executive Vice President of Yahoo’s network division. He holds a bachelor’s degree in economics from The Wharton School at the University of Pennsylvania.

Mr. Weiner brings to the Board experience and insights as the chief executive officer of a successful public technology company as well expertise and knowledge in social networking, consumer web and mobile products.

The Board recommends that you vote
FOR the election of each of the nominated directors.

DIRECTOR COMPENSATION

Overview

Our director compensation programs are designed to provide an appropriate incentive to attract and retain qualified non-employee board members. The Compensation Committee is responsible for reviewing the equity and cash compensation for directors on an annual basis and making recommendations to the Board, in the event the Compensation Committee determines changes are needed. The following table summarizes the fiscal 2015 compensation earned by each member of the Board other than Mr. Smith, whose compensation is described under “Executive Compensation” beginning on page 49.
Director Summary Compensation Table

Director Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Christopher W. Brody	25,625		—		—		25,625
William V. Campbell	260,000	(2)	259,944		—		519,944
Scott D. Cook	—		—		992,750	(3)	992,750
Richard Dalzell	—	(4)	419,827	(4)	—		419,827
Diane B. Greene	98,125		259,944		—		358,069
Edward A. Kangas	90,000		259,944		—		349,944
Suzanne Nora Johnson	107,500		259,944		—		367,444
Dennis D. Powell	122,500		259,944		—		382,444
Jeff Weiner	18,750	(5)	334,878	(5)	—		353,628
_______________________________________

(1)
These amounts represent the aggregate grant date fair value of RSUs granted during fiscal 2015, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation,” (“FASB ASC Topic 718”), assuming no forfeitures. Please see the “Equity Grants to Directors During Fiscal Year 2015” and “Outstanding Equity Awards for Directors at Fiscal Year-End 2015 (Exercisable and Unexercisable)” tables for information regarding the grant date fair value of RSUs granted during the fiscal year and the number of awards outstanding for each director at the end of the fiscal year.

(2)
This amount represents a stipend paid to Mr. Campbell for his role as a member and Non-Executive Chairman of the Board, in accordance with the compensation program adopted by the Board which became effective in January 2012.

(3)
Mr. Cook is an employee of Intuit; thus, he is not compensated as a director. Mr. Cook’s compensation represents an annual salary of $550,000; and an incentive bonus of $442,750 awarded for service in fiscal 2015. Mr. Cook did not receive any equity awards from Intuit during fiscal 2015.

(4)
Mr. Dalzell elected to receive fees due him for service on the Board and Committees during calendar year 2015 in RSUs, in accordance with Intuit’s Director Compensation Program, which is tied to the calendar year rather than Intuit’s fiscal year. These RSUs were awarded in January 2015 and are in respect of service provided during calendar year 2015 (which includes the first quarter of Intuit’s fiscal 2016). Please see the “Equity Grants to Directors During Fiscal Year 2015” table for more information.

(5)
Mr. Weiner received fees due him for service on the Board and Committees during the quarter ended October 31, 2014 (the first quarter of Intuit’s fiscal 2015) in cash. He elected to receive fees due him for service on the Board and Committees during calendar year 2015 in RSUs, in accordance with Intuit’s Director Compensation Program, which is tied to the calendar year rather than Intuit’s fiscal year. These RSUs were awarded in January 2015 and are in respect of service provided during calendar year 2015 (which includes the first quarter of Intuit’s fiscal 2016). Please see the “Equity Grants to Directors During Fiscal Year 2015” table for more information.

Equity Grants to Directors During Fiscal Year 2015
The following table shows each RSU grant made to each of our directors, other than Mr. Smith, during fiscal 2015, including the grant date, number of shares, and grant date fair value.

	Stock Awards
Director Name	Grant Date	Shares Subject to Award (#)		Grant Date Fair Value ($)(1)
William V. Campbell	1/23/2015	2,907	(2)	259,944
Scott D. Cook		—		—
Richard Dalzell	1/23/2015	2,907	(3)	259,944
Richard Dalzell	1/23/2015	838	(4)	74,934
Richard Dalzell	1/23/2015	950	(5)	84,949
Diane B. Greene	1/23/2015	2,907	(3)	259,944
Edward A. Kangas	1/23/2015	2,907	(3)	259,944
Suzanne Nora Johnson	1/23/2015	2,907	(3)	259,944
Dennis D. Powell	1/23/2015	2,907	(3)	259,944
Jeff Weiner	1/23/2015	2,907	(3)	259,944
Jeff Weiner	1/23/2015	838	(5)	74,934

_______________________________________

(1)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 assuming no forfeitures. The grant date fair value of these awards is equal to the closing market price of Intuit’s common stock on the date of grant. See Intuit’s Annual Report on Form 10-K for the fiscal year ended July 31, 2015 for more information on the valuation of RSUs.

(2)	Annual Chairman of the Board grant which, subject to the director’s continued service, vests as to 100% of the shares on January 1, 2016.

(3)	Annual Non-Employee Board Member grant which, subject to the director’s continued service, vests as to 100% of the shares on January 1, 2016.

(4)
Initial Non-Employee Board Member grant which, subject to the director’s continued service, vests as to 50% of the shares on the one-year anniversary of the grant date and 50% on the two-year anniversary of the grant date.

(5)
Represents RSUs awarded pursuant to a Conversion Grant (described below under “Annual Retainer and Equity Compensation Program for Non-Employee Directors”) for shares equivalent in fair value on the date of grant to annual retainers for Board and Committee service for calendar year 2015.

Outstanding Equity Awards for Directors at Fiscal Year-End 2015 (Exercisable and Unexercisable)
The following table provides information on the outstanding equity awards held by our directors, other than Mr. Smith, as of July 31, 2015.

	Aggregate Shares Subject to Outstanding
Director Name	Stock Awards (#)		Option Awards (#)
William V. Campbell	15,094	(1)	—
Scott D. Cook	—		—
Richard Dalzell	4,695	(2)	—
Diane B. Greene	15,094	(3)	30,000
Edward A. Kangas	16,732	(4)	20,000
Suzanne Nora Johnson	15,094	(5)	37,500
Dennis D. Powell	15,094	(6)	40,000
Jeff Weiner	17,312	(7)	—
_______________________________________

(1) Includes 4,554 vested RSUs for which Mr. Campbell has elected to defer settlement and 7,633 vested RSUs on which settlement is deferred in accordance with Intuit’s Director Equity Compensation Plan.
(2) Includes 712 vested RSUs on which settlement is deferred in accordance with Intuit’s Director Equity Compensation Plan.
(3) Includes 4,554 vested RSUs for which Ms. Greene has elected to defer settlement and 7,633 vested RSUs on which settlement is deferred in accordance with Intuit’s Director Equity Compensation Plan.
(4) Includes 4,554 vested RSUs for which Mr. Kangas has elected to defer settlement and 9,271 vested RSUs on which settlement is deferred in accordance with Intuit’s Director Equity Compensation Plan.
(5) Includes 4,554 vested RSUs for which Ms. Nora Johnson has elected to defer settlement and 7,633 vested RSUs on which settlement is deferred in accordance with Intuit’s Director Equity Compensation Plan.
(6) Includes 4,554 vested RSUs for which Mr. Powell has elected to defer settlement and 7,633 vested RSUs on which settlement is deferred in accordance with Intuit’s Director Equity Compensation Plan.
(7) Includes 5,934 vested RSUs for which Mr. Weiner has elected to defer settlement and 8,261 vested RSUs on which settlement is deferred in accordance with Intuit’s Director Equity Compensation Plan.

Annual Retainer and Equity Compensation Program for Non-Employee Directors
The Compensation Committee periodically reviews best practices and considers how the Company’s compensation program for non-employee directors compares to the programs of its compensation peers. In conducting this review, the Compensation Committee relies upon information provided to it by FW Cook. The current compensation program approved by our Board for our non-employee directors and the Chairman of the Board has been in effect since January 2012, with the exception of an increase in the stipend for the Compensation Committee Chair from $17,500 to $20,000 in January 2014 and a further increase from $20,000 to $25,000 effective January 2016, the increase in the annual cash stipend paid to the Chairman of the Board in lieu of participation in the non-employee director cash compensation program from $240,000 for calendar year 2013 to $260,000 effective January 2014, and the addition of an annual cash stipend for the Lead Independent Director of $40,000 effective January 2016.
Annual Retainer
Non-employee directors are paid annual cash retainers for Board membership, plus additional cash retainers for their committee service in the amounts indicated in the following table:

Position	Annual Amount ($)
Non-Employee Board Member	60,000
Lead Independent Director	40,000
Members of each of Audit and Risk Committee, Acquisition Committee, and Compensation and Organizational Development Committee	15,000
Members of the Nominating and Governance Committee	10,000
Audit and Risk Committee Chair*	32,500
Compensation and Organizational Development Committee Chair*	20,000
Acquisition Committee and Nominating and Governance Committee Chairs*	17,500

* Committee chair retainers are in addition to committee membership retainers.

These annual retainers are paid in quarterly installments and are pro-rated for any changes to a committee that occurs during any quarter. Directors may elect to defer cash retainers into additional tax-deferred Intuit stock units by making an irrevocable written election prior to the start of each calendar year. Such tax-deferred stock units, known as Conversion Grants, vest in four installments, commencing on the grant date (which is the first business day following the Company’s annual meeting of stockholders) and quarterly thereafter, and will be distributable at the earlier of (i) five years from the date of grant, (ii) separation from the Board, or (iii) a change in control of the ownership of Intuit. We reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Director Equity Compensation Program

Grants are made to non-employee directors and the Chairman of the Board in the form of a fixed dollar value of RSUs in the following amounts:

Board Position	Fixed Amount of Award ($)
Non-Employee Board Member and Chairman (annual grant)	260,000
New Board Member (additional grant upon joining Board)	75,000

Because the formula is based on a fixed dollar amount, the number of RSUs awarded annually to non-employee directors and the Chairman of the Board may vary, depending on the closing market price of Intuit’s common stock on the date of grant. The annual grants will be awarded on the day following each Annual Meeting of Stockholders. For a new Board Member, the annual grant will be prorated based on the number of full months of expected service until the next Annual Meeting of Stockholders. Subject to the director’s continued service, vesting of the annual RSU grants will occur on the first day of the twelfth month following the date of grant. For example, for grants made in January 2016, the vesting date would occur on January 1, 2017. A new Board Member’s additional grant will vest in two equal installments over two years. Once RSUs vest, settlement of the awards must be deferred until the earlier of (i) five years from the date of grant, (ii) separation from the Board, or (iii) a change in control of Intuit. Directors may defer settlement of their RSUs for a longer period of time at their option.

Board Members receive dividend equivalent rights in conjunction with RSU awards granted in July 2012 and thereafter. RSUs accrue dividends, which will be paid when the shares are issued.
Director Stock Ownership Requirement

Each director is required to hold shares of Intuit common stock with an aggregate value of five times the amount of the annual Board member retainer, which value will be measured as of July 31st of each year. Unvested RSUs and deferred RSUs held by a Board member are counted as shares when determining the number of shares owned. Directors must comply with the new guidelines within five years after the date the director joins the Board, or July 2016, whichever is later. If any director does not meet the stock ownership requirement within the designated time frame, 50% of his or her annual cash retainers will be made in the form of Intuit stock until compliance is achieved. As of July 31, 2015, each of the current directors is in compliance with this stock ownership requirement.
PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Intuit’s Audit and Risk Committee has selected Ernst & Young LLP as the independent registered public accounting firm to perform the audit of Intuit’s consolidated financial statements and the effectiveness of internal control over financial reporting for the fiscal year ending July 31, 2016. As a matter of good corporate governance we are asking stockholders to ratify this selection. Representatives of Ernst & Young are expected to attend the Meeting. They will have the opportunity to make a statement at the Meeting if they wish to do so and will be available to respond to appropriate questions from stockholders. If the selection of Ernst & Young is not ratified, the Audit and Risk Committee will consider whether it should select another independent registered public accounting firm.
The Audit and Risk Committee’s Policy on Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
It is the policy of the Audit and Risk Committee to pre-approve near the beginning of each fiscal year all audit and permissible non-audit services to be provided by the independent registered public accounting firm during that fiscal year. The Audit and Risk Committee authorizes specific projects within categories of services, subject to a budget for each project. The Audit and Risk Committee may also pre-approve particular services during the fiscal year on a case-by-case basis. The independent auditor and management periodically report to the Audit and Risk Committee the actual fees incurred versus the pre-approved budget.
Fees Paid to Ernst & Young LLP
The following table shows fees that we paid (or accrued) for professional services rendered by Ernst & Young for fiscal 2015 and 2014:

Fee Category	Fiscal 2015	Fiscal 2014
Audit Fees	$4,098,000	$3,613,000
Audit-Related Fees	91,000	926,000
Tax Fees	51,000	—
All Other Fees	—	—
Total Fees	$4,240,000	$4,539,000
Audit Fees
These fees consist of amounts for professional services rendered in connection with the integrated audit of our financial statements and internal control over financial reporting, review of the interim financial statements included in quarterly reports, and statutory and regulatory filings or engagements.

Audit-Related Fees
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. For fiscal 2015, audit-related fees consisted of fees for agreed upon procedures for our Mint Bills and Consumer Tax businesses. For fiscal 2014, audit-related fees consisted primarily of fees for services related to the divestiture of our Intuit Financial Services business.
Tax Fees
Tax fees paid to Ernst & Young in fiscal 2015 were for international tax services in connection with an acquisition. Intuit paid no tax fees to Ernst & Young in fiscal 2014.
All Other Fees
Intuit paid no other fees to Ernst & Young in fiscal 2015 or fiscal 2014.
For more information about Ernst & Young, please see the “Audit and Risk Committee Report” on page 24.
Approval of this Proposal No. 2 requires the affirmative vote of the majority of the shares of common stock entitled to vote on this proposal that are present in person or represented by proxy at the Meeting and are voted “for” or “against” the proposal. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.
The Board recommends that you vote
FOR the ratification of the selection of Ernst & Young LLP.

AUDIT AND RISK COMMITTEE REPORT
We, the members of the Audit and Risk Committee, assist the Board in fulfilling its responsibilities by overseeing Intuit’s accounting and financial reporting processes, the qualifications, independence and performance of Intuit’s independent auditor, the performance of Intuit’s internal audit department and Intuit’s internal controls. We also are responsible for selecting, evaluating and setting the compensation of Intuit’s independent auditor. Intuit’s management is responsible for the preparation, presentation and integrity of Intuit’s financial statements, including setting accounting and financial reporting principles and designing Intuit’s system of internal control over financial reporting. The Audit and Risk Committee has selected the independent registered public accounting firm of Ernst & Young LLP as Intuit’s independent auditor, with responsibility for performing an independent audit of Intuit’s consolidated financial statements and for expressing opinions on the conformity of Intuit’s audited financial statements with generally accepted accounting principles and on the effectiveness of Intuit’s internal control over financial reporting based on their audit. The Audit and Risk Committee oversees the processes, although members of the Audit and Risk Committee are not engaged in the practice of auditing or accounting.
During the fiscal year ended July 31, 2015, the Audit and Risk Committee carried out the duties and responsibilities as outlined in its charter, including the following specific actions:

•	Reviewed and discussed with management and the independent auditor Intuit’s quarterly earnings announcements, consolidated financial statements, and related periodic reports filed with the SEC;

•	Reviewed with management its assessment of the effectiveness of Intuit’s internal control over financial reporting;

•	Reviewed with the independent auditor and management the audit scope and plan;

•	Reviewed the internal audit plan with the internal auditor; and

•	Met in periodic executive sessions with each of the independent auditor, representatives of management, and the internal auditor.
We reviewed and discussed with management and representatives of Ernst & Young the audited financial statements for the fiscal year ended July 31, 2015 and Ernst & Young’s opinion on the audited financial statements and the effectiveness of Intuit’s internal control over financial reporting. Ernst & Young represented that its presentations included the matters required to be discussed with the Audit and Risk Committee by applicable auditing standards of the Public Company Accounting Oversight Board (PCAOB).
The Audit and Risk Committee recognizes the importance of maintaining the independence of Intuit’s independent auditor, both in fact and appearance. Consistent with its charter, the Audit and Risk Committee has evaluated Ernst & Young’s qualifications, independence and performance. The Audit and Risk Committee has concluded that provision of the services described in that section is compatible with maintaining the independence of Ernst & Young. In addition, we have received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with us concerning independence and discussed with Ernst & Young the firm’s independence.
Based on the reports, discussions and review described in this report, and subject to the limitations on our role and responsibilities referred to in this report and in the charter, we recommended to the Board that the audited financial statements be included in Intuit’s Annual Report on Form 10-K for fiscal 2015. We also selected Ernst & Young LLP as Intuit’s independent registered public accounting firm for fiscal 2016.
AUDIT AND RISK COMMITTEE MEMBERS
Dennis D. Powell (Chair)
Diane B. Greene
Suzanne Nora Johnson

TRANSACTIONS WITH RELATED PERSONS
The Audit and Risk Committee is responsible for review, and approval or ratification as appropriate, of specific transactions between Intuit (or its subsidiaries) in which a “related person” has a direct or indirect material interest. Under SEC rules, “related persons” include directors, officers, nominees for director, 5% stockholders, and their immediate family members. The Audit and Risk Committee adopted a written set of procedures and guidelines, which are described below, to evaluate these transactions and obtain approval or ratification by the Audit and Risk Committee.
Identification of Related Persons.  Information about our directors and executive officers and persons related to them is collected and updated through annual Director & Officer Questionnaires and quarterly director affiliation summaries. Directors and executives provide the names of the entities with which they are affiliated, including board memberships, executive officer positions, charitable organizations, and affiliations of immediate family members.
Audit and Risk Committee Annual Pre-Approval.  On an annual basis, Intuit’s procurement and legal departments prepare requests for pre-approval of transactions or relationships involving related persons or parties with which Intuit is expected to do business during the upcoming fiscal year. The Audit and Risk Committee reviews these requests during its regular fourth quarter meeting and generally pre-approves annual spending levels for each transaction or relationship.
Periodic Approvals.  During the year, the list of known related persons is circulated to appropriate Intuit employees and is used to identify transactions with related persons. When Intuit identifies an actual or potential transaction with a related person that was not pre-approved by the Audit and Risk Committee, Intuit’s legal department collects information regarding the transaction, including the identity of the other party, the value of the transaction, and the size and significance of the transaction to both Intuit and the other party. This information is provided to the Audit and Risk Committee, which in its discretion may approve, ratify, rescind, place conditions upon, or take any other action with respect to the transaction.
Monitoring of Approved Transactions and Relationships.  Following approval by the Audit and Risk Committee, Intuit personnel review and monitor the transactions and relationships from time to time. If spending levels approach the limits approved by the Audit and Risk Committee, Intuit prepares and submits a new approval request to the Audit and Risk Committee for review at its next meeting.
Compensation Decisions.  The Audit and Risk Committee generally does not review executive or director compensation transactions or arrangements, as these are approved by the Compensation Committee or the Board, as appropriate.
Since the beginning of fiscal 2015, there have been no transactions and there currently are no proposed transactions in excess of $120,000 between Intuit (or its subsidiaries) and a related person in which the related person had or will have a direct or indirect material interest.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking stockholders to approve the following advisory resolution at the Meeting:
RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
As described in the “Compensation Discussion and Analysis” section of this proxy statement, the guiding philosophy of the Compensation Committee is to establish a compensation program that is designed to compensate our executives based on both overall Company performance and individual employee performance; help achieve our corporate growth strategy; acquire, retain and motivate talented executives with proven experience; and have a greater portion of Named Executive Officer pay tied to short- and long-term incentive programs than most other Intuit employees, because they lead our key business units or functions, and thus have the ability to directly influence overall company performance.
Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy, including:

•
A significant portion of our senior executive officer compensation is in the form of performance-based incentives, and in fiscal 2015, 50% of the annual equity incentive value granted as part of our regular equity grant cycle was in the form of performance-based RSUs, which measure relative TSR compared to a peer group;

•	We do not provide supplemental company-paid retirement benefits designed for executive officers;

•	We do not provide any excise tax “gross-up” payments;

•	We do not provide perquisites or other executive benefits based solely on rank;

•	We prohibit directors and executive officers from pledging Intuit stock and engaging in hedging transactions involving Intuit stock;

•
We have “clawback” provisions for operating performance-based equity awards and beginning in the 2016 fiscal year have implemented “clawback” provisions for cash bonus payments under our Senior Executive Incentive Plans;

•
We have stock ownership guidelines for executive officers at the senior vice president level and above and non-employee directors, with the CEO guideline set at six times salary, the senior vice president level and above guideline set at one and a half times salary, and non-employee director guideline set at five times retainer; and

•
We have implemented a one-year mandatory holding period for the CEO’s service-based RSUs and Relative TSR RSUs beginning with the equity grant in the 2015 fiscal year, whereby the CEO is required to hold the shares for at least one year after they vest.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses how our executive compensation policies and practices implement our compensation philosophy, and the “Executive Compensation” section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
While the advisory vote to approve executive compensation is non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.
We will continue to hold our say on pay votes on an annual basis until the next vote on the frequency of advisory votes, unless the Board of Directors modifies its policy prior to that time. A non-binding advisory vote on our executive compensation program will again be included in our proxy statement next year.
The Board recommends that you vote
FOR approval of the advisory resolution to approve executive compensation.

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE REPORT
Set out below is the Compensation Discussion and Analysis, which is a discussion of Intuit’s executive compensation programs and policies written from the perspective of how we and management view and use such policies and programs. We strive to see that Intuit’s compensation programs are fiscally responsible, market responsive and performance based. Guided by these principles, we regularly review and monitor senior management’s compensation, as well as their potential for larger leadership roles, to produce the greatest value for Intuit’s three stakeholders – employees, customers and stockholders. To this end, the Compensation and Organizational Development Committee has reviewed the components of compensation paid to each of Intuit’s officers for fiscal 2015, including annual base salary, target incentive bonus and equity compensation.
Given our role in providing guidance on program design, administering those programs and policies, and in making specific compensation decisions for senior executives, the Compensation and Organizational Development Committee participated in the preparation of the “Compensation Discussion and Analysis” and reviewed and discussed the “Compensation Discussion and Analysis” with management. Based on the review and discussions, we recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.
COMPENSATION AND ORGANIZATIONAL
DEVELOPMENT COMMITTEE MEMBERS
Edward A. Kangas (Chair)
Richard Dalzell
Jeff Weiner

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation and Organizational Development Committee (the “Compensation Committee”) oversees Intuit’s compensation plans and policies, approves compensation of our executive officers and administers our equity compensation plans. This Compensation Discussion and Analysis (“CD&A”) contains context for the compensation actions approved by the Compensation Committee and paid for fiscal 2015 to the executive officers named below (the “Named Executive Officers”) and included in the “Summary Compensation Table” on page 49:

•	Brad D. Smith, President and Chief Executive Officer

•	R. Neil Williams, Executive Vice President and Chief Financial Officer

•	Sasan K. Goodarzi, Executive Vice President and General Manager, Consumer Tax Group

•	H. Tayloe Stansbury, Executive Vice President and Chief Technology Officer

•	Daniel A. Wernikoff, Executive Vice President and General Manager, Small Business Group
Executive Summary
Commitment to Pay for Performance
Our executive compensation programs are designed to reward both short- and long-term growth, as well as total stockholder return (“TSR”). Our short-term performance-based compensation consists of annual cash bonuses, which are based upon achievement of annual corporate operating goals, including revenue, non-GAAP operating income and deferred revenue balance at fiscal year end, as well as on an assessment of individual contribution and performance. Our fiscal 2015 long-term compensation consisted of performance-based RSUs based on relative total stockholder return (“Relative TSR RSUs”), performance-based RSUs based on QuickBooks Online (“QBO”) subscription growth (“QBO RSUs”), service-based RSUs and non-qualified stock options.
Fiscal 2015 Business Highlights
Intuit achieved revenue of $4.2 billion, non-GAAP operating income of $1.1 billion and non-GAAP diluted earnings per share (“EPS”) of $2.59 (see table on page A-3 of this proxy statement for a reconciliation of non-GAAP financial measures) and a one year TSR of 30.4% for fiscal 2015. These results take into account both an acceleration of the adoption of subscription based product offerings, which continued to shift some fiscal 2015 revenue into future reporting periods, and the Company’s decision to divest the Demandforce, QuickBase and Quicken business units at the end of the 2015 fiscal year. The Company determined that these assets became long-lived assets held for sale and accounted for them as discontinued operations. Prior to the reclassification of the financial results for those business units the Company achieved revenue of $4.4 billion, non-GAAP operating income of $1.1 billion and non-GAAP diluted EPS of $2.59.
Our revenue, non-GAAP operating income and non-GAAP earnings per share for fiscal 2015 were at the high end of our guidance range, prior to the reclassification of the assets held for sale as discontinued operations.
Key highlights from fiscal 2015 include the following:

•	An increase of 11% in TurboTax Online units in the U.S., with total TurboTax units growing 7% (excluding the Free File Alliance, which is our free tax offering for eligible taxpayers);

•	Consumer tax revenue growth of 8% for fiscal 2015;

•
An increase of 57% in total QuickBooks Online subscribers, reaching 1.075 million subscribers at the end of the 2015 fiscal year, including 198,000 international QBO subscribers, which is a key measure of success in the transformation of our key offerings to a subscription based model;

•	Continued momentum in the QuickBooks Online ecosystem with revenue growth of approximately 25% for the year;

•	Online payroll customer growth of 18% and online active payments customers growth of 5%;

•	Continued discipline in the Company’s financial strategy, focusing on cash management and maintaining a strong balance sheet while increasing cash dividends by 20%; and

•
Employee engagement and customer satisfaction scores that continued to reflect best-in-class levels, with Intuit continuing its run of 14 consecutive appearances in Fortune’s “Top 100 Places to Work” list.

Shareholder Value Delivered
Intuit’s TSR has performed well in recent years. Measured at the end of fiscal 2015, we delivered one-year TSR of 30.4%, three-year annualized TSR of 23.5% and five-year annualized TSR of 22.7%, closing the year with our stock price near an all-time high. The graph below compares the cumulative TSR on Intuit common stock for the last five full fiscal years with the cumulative total returns on the S&P 500 Index and the Morgan Stanley Technology Index for the same period. It assumes that $100 was invested in Intuit common stock and in each of the other indices on July 31, 2010 and that all dividends were reinvested (Intuit did not pay cash dividends prior to fiscal 2012). Over this five-year period, Intuit’s TSR exceeded both the broad market (as evidenced by a comparison against the S&P 500 Index) and the overall technology sector (as evidenced by a comparison against the Morgan Stanley Technology Index). The comparisons in the graph below are based on historical data – with Intuit common stock prices based on the closing price on the dates indicated – and are not intended to forecast the possible future performance of Intuit’s common stock.

	July 31, 2010	July 31, 2011	July 31, 2012	July 31, 2013	July 31, 2014	July 31, 2015
Intuit Inc.	$100.00	$117.48	$147.59	$164.38	$212.97	$277.78
S&P 500	$100.00	$119.65	$130.58	$163.22	$190.87	$212.26
Morgan Stanley Technology Index	$100.00	$122.62	$136.46	$144.66	$185.39	$208.08

Compensation Practices
Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy and are intended to provide total compensation that is competitive and related to both Intuit’s and individual performance:

•
A significant portion of our fiscal 2015 senior executive officer compensation is in the form of incentives tied to achievement of defined performance measures. In addition to our annual cash bonus, 50% of the annual equity incentive value was granted in the form of performance-based RSUs, which are earned based on relative TSR against a group of other software and services companies of comparable size, with a target performance requirement at the 60th percentile. The remaining 50% of the annual equity incentive value granted as a part of our regular equity grant cycle was in the form of service-based RSUs (which incorporate a one-year GAAP operating income hurdle) and stock options, both of which the Compensation Committee also considers to be performance-based compensation. In fiscal 2015 the Compensation Committee made an additional one-time equity grant of performance-based RSUs to incentivize the senior executive officers to aggressively pursue subscription growth in the QuickBooks Online business;

•	We prohibit directors and executive officers from pledging Intuit stock and engaging in hedging transactions involving Intuit stock;

•
We have “clawback” provisions for performance equity awards based on our operating performance, and beginning in the 2016 fiscal year, have implemented “clawback” provisions for cash bonus payments under our Senior Executive Incentive Plan (“SEIP”);

•	We have stock ownership guidelines for executive officers at the senior vice president level and above and non-employee directors, with the CEO guideline set at six times his base salary;

•
We have implemented a one-year mandatory holding period for the CEO’s time-based RSUs and Relative TSR RSUs beginning with the equity grant in the 2015 fiscal year, whereby the CEO is required to hold the shares for at least one year after they vest;

•	We do not provide supplemental company-paid retirement benefits designed for executive officers;

•	We do not provide any excise tax “gross-up” payments; and

•	We do not provide perquisites or other executive benefits based solely on rank.
Compensation Aligned with Shareholders’ Interests
As illustrated below, approximately 94% of target total direct compensation for Mr. Smith in fiscal 2015 was performance-based, consisting of 85% equity and 9% target annual cash bonus. Only base salary, which is 6% of his total target compensation, was fixed, ensuring a strong link between his target total direct compensation and the Company’s results.
Even though TSR exceeded 30% for fiscal 2015, Mr. Smith’s total compensation was lower in fiscal 2015 versus fiscal 2014, with no discretionary bonus adjustment, cash compensation that was 15% lower than fiscal 2014, and an equity value mix that was more heavily weighted on performance-based RSUs. Further, beginning with the 2015 fiscal year, in addition to his stock ownership guidelines, Mr. Smith’s RSUs and Relative TSR RSUs include a requirement that he hold the shares for at least one year after they vest to increase his long term alignment with shareholders.

CEO Performance and Incentive Pay Mix – Target Total Direct Compensation for FY15

More than 90% of the total direct compensation for all of our Named Executive Officers is delivered through programs that link pay realized by executive officers with financial and operational results and with TSR. Incentive payouts under our SEIP are based on revenue, non-GAAP operating income, and deferred revenue balance at fiscal year end, along with individual performance. Equity-based compensation consisting of Relative TSR RSUs, QBO RSUs, RSUs and non-qualified stock options align compensation with the long-term interests of Intuit’s stockholders by focusing our executive officers’ performance on both absolute and relative TSR as well as on a key performance element for measuring the success in our ability to change our business model for certain core offerings to a subscription based model. The following chart shows the allocation of the Named Executive Officers’ total direct compensation for fiscal 2015, reflecting the extent to which their total direct compensation for fiscal 2015 consisted of performance-based compensation.
(1) Equity awards are reported at grant date fair value, which, for the Relative TSR RSUs and QBO RSUs, are based on the target number of shares subject to the award.
2015 “Say on Pay” Advisory Vote on Executive Compensation
Intuit has provided stockholders with an advisory vote on executive compensation in each of the last five years. At our 2015 Annual Meeting of Stockholders, approximately 86% of the votes cast in the “say on pay” advisory vote were “FOR” approval of our executive compensation. The Compensation Committee evaluated the results of the 2015 advisory vote together with the other factors and data discussed in the CD&A in determining executive compensation policies and decisions. We value the opinions of our stockholders and will continue to consider the outcome of future say on pay votes when designing our compensation programs and policies and making compensation decisions for our Named Executive Officers. The results of the “say on pay” advisory votes did not impact the compensation decisions for our Named Executive Officers.
Compensation Philosophy and Objectives
In setting policies and practices regarding compensation, the guiding philosophy of the Compensation Committee is to establish a compensation program that is designed to:

•	Compensate our executives based on both Company performance and individual performance;

•	Help achieve our corporate growth and business strategy;

•	Acquire, retain and motivate talented executives with proven experience in a competitive market; and

•
Have a greater portion of Named Executive Officer pay opportunity tied to short- and long-term incentive programs than other Intuit employees, because these executives lead our key business units or functions and thus have the ability to directly influence overall Company performance.

The Compensation Committee believes that a mix of both cash and equity incentives is an effective compensation structure, as annual cash incentives reward executives for near term operating results, while equity incentives motivate executives to execute on our long-term strategic plan in order to increase stockholder value. In determining the amount of the cash and equity incentives, the Compensation Committee considers each officer’s total compensation on both a short- and long-term basis to assess the retentive and incentive value of his or her overall compensation, while taking into consideration additional relevant factors, including, for example, market data, internal parity and stockholder and proxy advisor perspectives.
We manage equity compensation to provide competitive rewards that are commensurate with results delivered, while limiting dilution to stockholders.
Specific Elements of Fiscal 2015 Compensation
Compensation for all Named Executive Officers for fiscal 2015 is a mix of the principal components summarized in the following table and described in greater detail below.

Component of Compensation	Primary Purpose

Base Salary	Provide the security of a competitive fixed cash payment for services rendered
Annual Bonus	Reward achievement of annual company financial performance and individual strategic and operational objectives
Stock Options	Retain and motivate executives to build stockholder value over the life of the option, since options deliver value only if Intuit’s stock price appreciates after grant
Restricted Stock Units	Retain executives and provide alignment with stockholders’ interests during the vesting term (assuming the one-year GAAP operating income hurdle is met)
Relative TSR RSUs
Retain and align executives with stockholders for a minimum of three years and offer upside for strong positive returns to stockholders relative to similar alternative investments over 12, 24 and 36 month periods

QBO RSUs
One time performance-based equity grant to motivate senior executives to accelerate subscription growth of the QuickBooks Online business in the 2015 fiscal year as the Company’s key product offerings transition to a subscription based model

The Compensation Committee conducts its annual review process near the end of each fiscal year to determine each executive’s cash bonus, equity awards and any adjustments to base salary and target cash bonus opportunities for the following year. This timing allows the Company’s financial results for the fiscal year and TSR performance to date to be taken into account when making compensation decisions for its executives.
Base Salary
Base salaries provide the security of a fixed cash payment for services rendered. In July 2015, the Compensation Committee reviewed the base salaries of our Named Executive Officers in the context of the compensation information provided by FW Cook, the Compensation Committee’s independent compensation consultant, to determine whether the base salaries of our Named Executive Officers were competitive with our compensation peer group and to ensure those salaries reflect each executive’s roles, responsibilities, experience and performance as further described under “Use of Competitive Data” on page 44. The Compensation Committee concluded that Mr. Smith’s base salary was competitive with the Company’s peers and determined to maintain the base salary of Mr. Smith at the fiscal 2015 level for fiscal 2016. The Compensation Committee approved increases in the fiscal 2016 base salaries of Messrs. Williams, Goodarzi, Stansbury and Wernikoff as follows:
•Mr. Williams’ base salary was increased by 3.6% to $725,000 in recognition of his outstanding performance in fiscal 2015 and his continued demonstration of strong business acumen and ability to build high performing teams.
•Mr. Goodarzi’s base salary was increased by 11.5% to $725,000 in recognition of his outstanding performance in fiscal 2015 leading the Consumer Tax Group and growing share in the online tax preparation market.
• Mr. Stansbury’s base salary was increased by 4.2% to $625,000 in recognition of his outstanding performance in fiscal 2015 and his ability to drive change in the delivery of technology services to the Company.

•Mr. Wernikoff’s base salary was increased by 20.8% to $725,000, in recognition of his outstanding performance in fiscal 2015 leading the Small Business Group, including delivering a 57% increase in QBO subscription growth.
Annual Cash Bonuses
Intuit uses cash bonuses to reward achievement of annual Company financial performance and individual strategic and operational objectives, all of which align with stockholder value. All employees (other than those eligible to participate in certain sales and customer care incentive programs), including each of Intuit’s Named Executive Officers, have an annual bonus target that is a stated percentage of base salary determined by the individual’s role within Intuit. Bonus targets for the Named Executive Officers were set by the Compensation Committee based on the scope and significance of each executive’s leadership role at Intuit, and a review of market data. The target amounts are used as a starting point in the determination of cash bonuses, but actual bonus payments varied based on Company and individual performance, as discussed below.
A Company-wide bonus pool is funded out of Intuit’s operating income and is paid out through certain incentive plans to all employees. Cash bonuses for our Named Executive Officers are paid out under the SEIP, a stockholder-approved plan designed to provide for payments that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) as described in more detail below.
Funding of the Company’s bonus plans, including the SEIP, is based on Company performance against specific revenue and operating income targets, as described in more detail below. Each year, the Compensation Committee sets a Company performance target which must be achieved in order for any executive to be eligible to receive a cash bonus under the SEIP. At the close of fiscal 2015, the Compensation Committee certified that Intuit had exceeded the GAAP operating income threshold set at $600 million and thus each participant in the SEIP was eligible, but not entitled, to receive a cash bonus under that plan.
Fiscal 2015 Company-wide Bonus Pool Funding
The baseline funding of the Company-wide fiscal 2015 bonus pool was based on Intuit’s (1) revenue, (2) non-GAAP operating income (see table on page A-3 of this proxy statement for a reconciliation of non-GAAP measures), and (3) year-end deferred revenue balance goals, as set forth in the table below. All three measures were weighted equally at 33.33% because the Compensation Committee believes that these goals have been set at aggressive levels to capture both the need for continued revenue and income growth as well as the importance of the shift to a subscription based model for some of our most important product offerings, which is measured by deferred revenue. The Compensation Committee believes that if the Company consistently achieves these aggressive targets over time that will translate into durable value creation for stockholders. All employees (other than those eligible to participate in certain sales and customer care incentive programs), including but not limited to the Named Executive Officers, are eligible to participate in this Company-wide pool. The following table reflects the goals approved by the Committee for purposes of calculating the baseline funding of the Company-wide bonus pool, as well as the Company’s actual performance results.

Measure	Revenue ($ Billions)			Non-GAAP Operating Income ($ Billions)			Deferred Revenue Balance ($ Billions)			Total

Weighting	33.3%		+	33.3%		+	33.3%		=	100%

										Baseline
		Bonus Pool			Bonus Pool		FY15	Bonus Pool		Company
		Funding		FY15	Funding		Deferred	Funding		Performance
	FY15	as a Percent		Operating	as a Percent		Revenue	as a Percent		as a Percent
	Revenue	of Target*		Income (1)	of Target*		Balance	of Target*		of Target(2)
Maximum	$4.56	150%		$1.19	150%		$1.01	150%		150%
	$4.51	133%		$1.18	133%		$0.99	133%		133%
	$4.47	117%		$1.17	117%		$0.97	117%		117%
Target	$4.42	100%		$1.15	100%		$0.95	100%		100%
	$4.34	95%		$1.13	95%		$0.92	95%		95%
	$4.27	90%		$1.11	90%		$0.89	90%		90%
	$4.20	85%		$1.10	85%		$0.85	85%		85%
	$4.16	71%		$1.09	71%		$0.84	71%		71%
	$4.12	57%		$1.08	57%		$0.82	57%		57%
	$4.08	43%		$1.07	43%		$0.81	43%		43%
	$4.05	28%		$1.06	28%		$0.79	28%		28%
	$4.01	14%		$1.05	14%		$0.78	14%		14%
Threshold	$3.97	—%		$1.04	—%		$0.76	—%		—%

______________________________________
* Linear interpolation between defined points.
(1) Financial performance may be adjusted for restructuring charges, litigation-related expenses, and/or non-recurring asset write-downs.
(2) This represents a baseline for the funding of the company-wide bonus pool. The Compensation Committee has discretion to adjust the actual SEIP payment levels for each participant up to a maximum of 250% of the participant’s salary, not to exceed $5 million.
The Compensation Committee determined the baseline funding of the Company-wide bonus pool to be 97.1% of target based on Company revenue of $4.428 billion, non-GAAP operating income of $1.144 billion, and deferred revenue of $925 million in fiscal 2015. These results were calculated without reflecting the reclassification of the held-for-sale assets of Demandforce, Quicken and QuickBase as discontinued operations. The Compensation Committee measured these results prior to such reclassification because these business units were a part of the Company during the entirety of fiscal 2015, and the Committee concluded that the pre-reclassification numbers reflected the actual achievement of the Company against its stated operating performance goals defined at the beginning of the fiscal year.
The Compensation Committee also considered the Company’s performance against factors that we call our “True North” criteria – delivering very strong results in the current period for employees, customers and stockholders, while building the foundation for a stronger future. The Committee determined that, although there were some challenges in the 2015 fiscal year including product line-up changes and customer care issues, Intuit had a strong year and the Company made important strategic decisions which the Committee believes will help build a foundation for continued strong performance in future years, by achieving the following outcomes for stockholders, employees and customers:

•	Employee engagement scores remained at best-in-class levels, as measured by an independent third party;

•	Remained on Fortune magazine’s “Great Place to Work” survey for the fourteenth consecutive year;

•	Improved our ranking to #2 on Fortune magazine’s “Most Admired Software Company” survey;

•	Held or gained share in most major product lines;

•	Accelerated adoption of cloud solutions, both for small businesses and Turbo Tax Online;

•	Grew to 1,000 active QBO platform developers with 100,000 active users; and

•	Achieved strong growth in the Consumer Tax Group and Consumer Ecosystem; and

•	Closed fiscal 2015 fiscal with the Company’s stock price near an all-time high, outperforming both the S&P 500 Index and the Morgan Stanley Technology Index.
Determination of Cash Bonuses
Eligible senior executives, including our Named Executive Officers, earned bonuses from the SEIP, and those bonuses were based on full Company results, and not the performance of any particular functional group or business unit. Officers below the CEO had their cash bonus adjusted based on their individual performance during the 2015 fiscal year, as evaluated by the Compensation Committee and recommended by the CEO. The actual bonus payouts to our Named Executive Officers were in the range of 97.1% to 125% of their individual target bonus.

Brad Smith.  In assessing Mr. Smith’s individual performance and resulting bonus, the Compensation Committee considered his impact on the Company’s one-year operational plan and longer-term strategic plans. In particular, the Compensation Committee determined that Mr. Smith had delivered outstanding performance on the following annual operating goals which were established by the Compensation Committee early in fiscal 2015:

•	Revenue growth

•	Non-GAAP operating income growth

•	Leadership results

◦	Build a high performing organization and a great environment for top talent to work:

▪	Maintain high employee engagement (annual survey and related actions) in a highly competitive talent market

▪	Maintain rigorous talent management efforts (hiring, retention and development – with a specific focus on attracting/retaining top product and technical talent)

▪	Enhance the product and engineering culture by engaging and empowering product, design and technical talent to develop and deliver great products and network effect platforms

▪	Develop a collaborative work environment which empowers individuals at all levels to contribute and execute effectively in an ecosystem environment

◦	Deliver awesome customer experiences that create delight and grow market share:

▪	Uphold the highest customer experience results, focusing on end to end experience including transforming the approach to customer care as measured by net promoter scores

▪	Cultivate an innovative culture where teams apply rapid experimentation to improve existing and/or build new products that are valued by customers

▪	Build durable advantage in Intuit’s technology and infrastructure that empowers local teams to innovate quickly, increasing effectiveness and efficiency (services that enable speed to delight)

▪	Develop a systemic process for identifying and capitalizing on inorganic opportunities to strengthen Intuit’s talent, technology and revenue trajectory
In assessing Mr. Smith’s performance against his one-year goals, the Compensation Committee noted the Company’s strong performance in growing QuickBooks Online subscriptions and TurboTax Online units, as well as the improved fundamentals in conversion, retention and new user attach services.
The Compensation Committee also determined that Mr. Smith delivered outstanding progress toward the following longer-term goals established by the Compensation Committee early in fiscal 2015:

•	Long-term strategic plan for Intuit that accelerates our growth track

◦	Articulate a long-term vision and strategic plan (3 years) for the Company

◦	Demonstrate progress against (1) being the operating system behind small business success and (2) doing the nations’ taxes by:

1.	Delivering awesome product experiences:

a.	Amazing first use experiences that deliver the customer benefit much better than competitors

b.	Reimagined mobile first/mobile only, capitalizing on the unique mobile design and capabilities

2.	Enabling the contributions of others to build network effect platforms

a.	Solving multi-sided problems well, creating a virtuous circle of end users and contributors

b.	Expanding globally through platforms that are localized by users and developers

3.	Using data to create delight

a.	Enabling customer data to deliver better product experiences and breakthrough benefits

•	Multi-year leadership strategy and progress

◦	Management growth and succession plans; strong business leaders and identified successors; hiring and retention of key technical talent

◦	Positive trend for employee engagement results (annual survey and related actions); addressing any specific issues which arise

◦	Positive trend for customer experience results as measured by customer satisfaction scores

◦	Progress against global expansion strategies
In assessing Mr. Smith’s performance and progress toward these long-term goals, the Compensation Committee determined that under Mr. Smith’s leadership, Intuit has made significant progress toward its long-term strategic goals of being the operating system behind small business success and doing the nations’ taxes. In particular, both the Consumer Tax Group and the Small Business Group introduced reimagined product offerings that were well received by the Company’s customers, and the Company continued to cultivate an innovative culture that was evident in core product offerings and developing infrastructure services. It also recognized Mr. Smith’s achievements with respect to growing and developing the Company’s management team and technical talent, as well as maintaining the continued strong pipeline for inorganic growth and acceleration of its global growth, all while continuing to maintain best-in-class employee engagement scores and high customer satisfaction scores in several key businesses.
After consulting with the Board without Mr. Smith present, the Compensation Committee determined that his overall performance rating was outstanding. The Committee concluded that notwithstanding Mr. Smith’s outstanding performance, his total direct compensation was competitive with the Company’s peers, and the Committee did not adjust his cash bonus upward. As a result, Mr. Smith’s bonus was paid at the formulaic funding level of 97.1% of target, which was a decrease of 23% from the bonus payment earned by Mr. Smith in fiscal 2014 and resulted in a reduction in total cash compensation of 15% compared to fiscal 2014.
Other Named Executive Officer Bonuses
The Compensation Committee determined the amounts of the bonuses for Intuit’s other Named Executive Officers, based on each executive’s leadership and progress toward the Company’s one-year operational plan and longer-term strategic plans. In evaluating these executives and determining each of their overall performance ratings, the Compensation Committee considered: (1) the performance evaluation and pay recommendations made by the Chief Executive Officer, which took into account the performance of each executive’s business unit or functional group, the executive’s leadership capability and importance of retention, and (2) the scope, degree of difficulty and importance of the executive’s responsibilities. The Compensation Committee gives considerable weight to the evaluation provided by the Chief Executive Officer because of his direct detailed knowledge of each other Named Executive Officer’s performance and contribution. In determining the individual bonus payouts, no individual factor was assigned any specific weight by the Compensation Committee. Rather, the Compensation Committee assessed these factors and their overall impact on the Company and exercised its judgment in setting the bonuses.
Neil Williams.  The Compensation Committee determined that Mr. Williams had outstanding performance for fiscal 2015. Under his leadership, Intuit’s finance team has continued to build strong partnerships with the Company’s business units and external stakeholders to achieve excellent results. The Compensation Committee determined that Mr. Williams’ bonus would be paid out at 115% of target.

Sasan Goodarzi. The Compensation Committee determined that Mr. Goodarzi had outstanding performance in his role as the head of Intuit’s Consumer Tax business. Under his leadership, TurboTax gained one and a half points of market share in fiscal 2015, growing TurboTax Online units 11% and total TurboTax units 7%. Mr. Goodarzi also led the Consumer Tax team to re-envision the business’s offerings, which resulted in improvements to the product’s website traffic, conversion, retention and net promoter scores. The Compensation Committee determined that Mr. Goodarzi’s bonus would be paid out at 120% of target.
Tayloe Stansbury. The Compensation Committee determined that Mr. Stansbury had outstanding performance in his role as the Chief Technology Officer during fiscal 2015. Under his leadership, the Company has transitioned its technology platform to a platform based on service oriented architecture that allows data to be accessed quickly and effectively to delight customers. The Compensation Committee determined that Mr. Stansbury’s bonus would be paid out at 120% of target.
Daniel Wernikoff. The Compensation Committee determined that Mr. Wernikoff had outstanding performance in his role as the leader of the expanded Small Business Group, which is the Company’s biggest business unit. Under his leadership, the Small Business Group increased total QuickBooks Online subscribers by 57% for the year; reached 1.075 million QuickBooks Online subscribers, grew total paying customers by 7%, and grew online payroll customers by 18%. The Compensation Committee determined that Mr. Wernikoff’s bonus would be paid out at 125% of target.
Fiscal 2015 Long-Term Incentives
In July 2014, the Compensation Committee approved changes to the Company’s fiscal 2014 long term incentive program in an effort to simplify the program without sacrificing its stockholder performance orientation, and the program design was not changed during fiscal 2015. For the fiscal 2015 regular annual awards granted in July 2015, Relative TSR RSUs comprised half of the annual equity value granted to our Named Executive Officers when measured by grant date fair value, and the other half was split evenly between service-based RSUs and stock options. In October 2014, in recognition of the importance of accelerating subscriber growth to the new subscription based business model, the Compensation Committee determined to award additional performance-based RSUs based on QuickBooks Online subscriber growth (“QBO RSUs”). As a result of the one time grant of QBO RSUs, the total amount of performance-contingent equity was greater than fifty percent of the total grant value in fiscal 2015.
Relative TSR RSUs
Relative TSR RSUs comprised fifty percent of the annual value of the regular annual long-term equity awards for fiscal 2015. Relative TSR RSUs are earned based on Intuit’s three-year relative TSR compared to a pre-established peer group, with three discrete performance periods covering 12, 24 and 36 months. Shares earned based on the 12- and 24- month relative TSR performance periods have an additional service-based vesting requirement, such that all of the earned shares “cliff vest” following the end of the 36-month period. Performance-based awards ensure that a meaningful share of our executives’ equity compensation is contingent upon future outperformance compared to a peer group rather than continued employment or the appreciation of the Company’s stock alone. Further, our Relative TSR RSUs align the interests of award holders and stockholders by rewarding award holders for better than average stockholder return compared to other software companies since target shares are based on achieving TSR at the 60th percentile. The 60th percentile target position is to ensure that Intuit must perform better than the majority of the relative TSR peers to earn the target number of shares. The three year vesting schedule serves as a retention incentive and as a means of measuring and requiring maintenance of longer-term stock price performance. The use of discrete periods of 12, 24 and 36 months aims to minimize the potential impact of anomalous share price trends over the duration of the three-year performance period that could result from market volatility. The Company believes that this approach focuses Named Executive Officers on long-term stockholder return.
Our TSR peer group was identified using objective selection criteria recommended by FW Cook, our independent compensation consultant. All are U.S.-based public companies within Intuit’s General Industry Classification Standard (“GICS”) code that have market capitalization and revenue greater than 0.25x Intuit’s size, plus H&R Block, which is a direct, size-relevant competitor (the “TSR Peers”). The TSR Peers were chosen so that the Relative TSR RSUs will reward the Named Executive Officers based on objective measurement of Intuit’s one-, two- and three-year return compared to similar companies in which an Intuit stockholder might reasonably be expected to invest. The Committee believes that having 40 TSR Peers ensures that, in spite of mergers or acquisitions of TSR Peers, the Company will maintain a robust peer group against which it can measure its TSR. There is almost complete overlap with the Company’s compensation peer group, as 11 of the 13 companies in the compensation peer group are also included in the TSR peer group. The stockholder return of both Intuit and the TSR Peers is measured using a thirty trading-day average at the start and the end of each performance period. The purpose of this averaging period is to reduce the effect of daily stock market volatility on the measurement of TSR.
There is a “target” payout, which is earned when Intuit’s performance is at the 60th percentile of the peers for the applicable performance period. These payouts may be as high as 200% of target if Intuit’s TSR reaches the 100th percentile of the TSR Peers for the performance period and may be as low as 0% of target if performance is at or below the 30th percentile of the TSR Peers for the performance period. The payouts are capped at 100% of target in the event that Intuit’s relative TSR is above the 60th percentile of the TSR Peers, but absolute TSR is negative over any of the three performance periods, in order to avoid particularly large award earnouts for outperforming peers in falling markets when Intuit’s stockholders do not earn a positive return. The table below describes the percent of target that may be earned under these awards based on relative TSR:

	TSR Percentile Rank(1)	Shares Earned as a Percent of Target(2)
Maximum	100	200%
Target	60	100%
Threshold	30	—%
_______________________________________

(1)	Linear interpolation between defined points.

(2)	Payouts capped at 100% if absolute 3-year TSR is negative.

The 40 Relative TSR Peers are set forth below:

Relative TSR Peer Companies
Activision Blizzard, Inc.	Facebook, Inc.	Red Hat, Inc.
Adobe Systems Incorporated	Fidelity National Info Services, Inc.	Salesforce.com, Inc.
Akamai Technologies, Inc.	Fiserv, Inc.	Symantec Corporation
Alliance Data Systems Corporation	FleetCor Technologies, Inc.	Synopsys, Inc.
Autodesk, Inc.	Gartner, Inc.	Teradata Corporation
Automatic Data Processing, Inc.	Google Inc.	Total System Services, Inc.
CA, Inc.	H&R Block, Inc.	Twitter Inc.
Check Point Software Technologies, Ltd.	IBM Corporation	Visa Inc.
Citrix Systems, Inc.	LinkedIn Corporation	VMware, Inc.
Cognizant Technology Solutions	Mastercard Incorporated	The Western Union Company
Computer Sciences Corporation	Microsoft Corporation	Xerox Corporation
eBay, Inc.	Open Text Corporation	Yahoo! Inc.
Electronic Arts, Inc.	Oracle Corporation
Equinix, Inc.	Paychex, Inc.
Nine 2014 TSR peer companies were removed in the fiscal 2015 award design because they no longer met the objective size requirement (Broadridge Financial Solutions, Inc., Cadence Design Systems, Inc., Global Payments Inc., IAC/InterActiveCorp, Jack Henry & Associates Inc., Nuance Communications, Inc., Rackspace Hosting, Inc., Sabre Corporation, and Verisign, Inc.). Eight companies that met the size requirement were added (Check Point Software Technologies, Ltd., Facebook Inc., Google Inc., IBM Corporation, Microsoft Corporation, Oracle Corporation, Twitter Inc., and Visa Inc.). The Relative TSR peer group contains a wider software company sample than the companies we compete with directly for talent and is not the same as the peer group used to benchmark executive compensation.
Service-Based RSUs
In fiscal 2015 25% of the total value of the executive officers’ annual equity awards was made in the form of RSUs (excluding the one-time grant of the QBO RSUs). RSUs provide a link to stockholders’ interests because their value fluctuates with stock price and these RSUs also serve as a long-term incentive for officers to remain with Intuit as they receive no value unless they remain with the Company through the vesting period. In addition, the RSUs have a performance component, as the Company must achieve a one-year GAAP operating income hurdle before these RSUs will begin to vest. RSUs vest over three years, with one-third of the shares vesting in July of each year beginning in 2016, subject to achievement of the one-year GAAP operating income hurdle and continued service.

Stock Options
In fiscal 2015 25% of the total value of the executive officers’ annual equity awards was made in the form of stock options (excluding the one time grant of the QBO RSUs). Stock options require price appreciation in order to be valuable awards and align holders with the specific goal of increasing stockholder value after the grant date. Stock options vest over three years of continued service, with 33.333% of the shares vesting after one year and 2.778% of the shares vesting each month thereafter so long as the executives officers continue to work at Intuit.
QBO RSUs
In October 2014, the Compensation Committee evaluated the Company’s progress in its transition to a subscription based business model and authorized a supplemental performance based stock incentive award to ensure that the Company’s senior executives were appropriately incentivized with respect to the future growth in subscribers for the QuickBooks Online (“QBO”) product offering. The QBO RSUs could be earned and vested at target for growth in QBO subscribers to 1.086 million, which was a goal that reflected a 58.8% growth rate over the previous year. The award was viewed as a one-time incentive design focused on performance versus a key metric in transforming a portion of our business to a subscription model. The QBU RSU design has not been repeated in fiscal 2016 and is not part of the annual compensation program for senior executives. Target values on the date of grant comprised between 2% and 9% of the Named Executive Officers’ total fiscal 2015 compensation.
Dividends
Intuit employees (including the Named Executive Officers) are provided dividend equivalent rights in conjunction with RSU awards, but the dividends are not paid until the shares vest. For Relative TSR RSUs and QBO RSUs, dividends are paid based on the actual units that vest following measurement of performance and satisfaction of the three-year vesting requirement, and are subject to the same provisions as the underlying awards. Dividend equivalent rights on RSUs (including Relative TSR RSUs and QBO RSUs) that fail to vest are forfeited.
Determination of Equity Grant Value
The Compensation Committee considers multiple factors in determining the size of an executive’s equity awards, including but not limited to annual performance ratings, retention value of current equity holdings and competitive equity award values among peer companies for roles of similar size and scope. In order to be eligible to receive equity awards, an executive must have a performance rating of “strong” or “outstanding,” and a rating of “outstanding” will, for any given role, generally result in a larger equity grant than for any other rating. In setting specific awards for our Named Executive Officers, the Committee exercises its judgment and discretion. All annual equity granted to our Named Executive Officers reflects the portfolio mix of 50% Relative TSR RSUs, 25% time-based RSUs and 25% stock options discussed above (annual award percentages above exclude the one-time grant of the QBO RSUs, which increases the weighting of performance-contingent equity). The QBO RSUs were not included in the determining the annual equity award grant value because these one-time awards were made several months after the annual equity awards.
Brad Smith. The equity granted to Mr. Smith at the end of fiscal 2015 has a target value of $12,700,000, which is $800,000 less than the equity granted to Mr. Smith at the end of the 2014 fiscal year (excluding the one-time grant of the QBO RSUs). In determining his awards, the Compensation Committee reviewed data provided by FW Cook, in addition to the Compensation Committee’s own subjective assessment of Mr. Smith’s outstanding performance. The value of the annual equity, together with Mr. Smith’s fiscal year 2015 base salary, actual 2015 cash bonus and QBO RSUs yielded total direct compensation that was lower compared to fiscal 2014. The Compensation Committee determined to use a pay-for-performance orientation, avoiding bonus discretion and emphasizing performance-base equity, while recognizing strong TSR performance for the fiscal year over 30%. As discussed further below, peer group analysis showed that Mr. Smith’s total compensation was above the median of peer group CEOs. The Compensation Committee also added a one-year mandatory holding period to Mr. Smith’s service-based RSUs and to his Relative TSR RSUs. Mr. Smith is required to hold the service-based RSUs and Relative TSR RSUs for one year after they vest, and the shares can only be released early in the event of death, disability or a change in control of the ownership of the Company. The purpose of this holding period is to ensure longer-term alignment with shareholders.
Other Named Executive Officers. To determine the size of the equity awards for Messrs. Williams, Goodarzi, Stansbury and Wernikoff, the Compensation Committee used data provided by FW Cook, which estimated the range of grant values provided to executives in comparable positions at companies within Intuit’s compensation peer group, as discussed below. The Compensation Committee then considered the Chief Executive Officer’s recommendations in order to determine where within the applicable range each executive’s equity grant value would fall. The Compensation Committee gives considerable weight to the recommendations provided by the Chief Executive Officer because of his direct knowledge of each other Named Executive Officer’s performance and contribution.

Neil Williams. Due to the broad scope and complexity of his role as Chief Financial Officer and his outstanding performance rating and continued contributions in building relationships with key stakeholders of the Company, Mr. Williams was granted equity valued at $6,000,000.
Sasan Goodarzi. Mr. Goodarzi was granted equity valued at $7,500,000, due to his outstanding performance in his role leading Intuit’s Consumer Tax Group to better than expected results, in the face of a challenging tax season.
Tayloe Stansbury. Mr. Stansbury was granted equity valued at $5,000,000, reflecting his outstanding performance rating, the scope of his responsibilities as Chief Technology Officer, as well as his leadership in the transformation of the Company’s technology services infrastructure.
Daniel Wernikoff. Mr. Wernikoff was granted equity valued at $7,500,000, due to his outstanding performance leading Intuit’s Small Business Group through its transformation of its business model to include subscription based product offerings, which is a key driver of the overall success of the Company.
The realization of these grant date values is subject to a significant amount of performance risk, and the amount actually earned over the next several years could be significantly lower if Intuit’s absolute and relative TSR (compared against the TSR Peer Group) is not strong. The challenging nature of Intuit’s performance-based equity goals is illustrated by the 60th percentile TSR target and the failure to earn full payouts of performance cash and equity awards despite continued, long-term positive TSR growth over the last five fiscal years.
The following table sets forth the total annual equity grant value awarded to each Named Executive Officer at the end of fiscal 2015 and the service-based RSUs, stock options and target number of Relative TSR RSUs granted in connection with the fiscal 2015 performance and compensation review process. These values were estimated using data available to the Compensation Committee on July 22, 2015. They do not match exactly the grant date fair values presented in the Summary Compensation Table, which were calculated in accordance with FASB ASC Topic 718 and take into account the price of Intuit’s common stock on the July 23, 2015 grant date.

		Target # of RSUs	# of RSUs/Stock Options
		Relative
		TSR
	Value-Based Equity	RSUs	RSUs	Stock Options
Name	Grant	(50% of value)	(25% of value)	(25% of value)
Brad D. Smith	$12,700,000	66,600	29,603	163,061
R. Neil Williams	$6,000,000	31,464	13,986	77,036
Sasan K. Goodarzi	$7,500,000	39,330	17,482	96,296
H. Tayloe Stansbury	$5,000,000	26,220	11,655	64,197
Daniel A. Wernikoff	$7,500,000	39,330	17,482	96,296

Achievement of Performance Targets for July 2012 Performance-Based RSU Awards
In June and July 2012, the Compensation Committee approved the grant of performance-based RSUs to Company executives. Approximately half of the performance-based RSUs were tied to the achievement of Intuit’s three year operating goals (“2012 Operating Performance RSUs”) and half were tied to the relative total stockholder returns (“2012 Relative TSR RSUs”). In August 2015, the Compensation Committee certified the achievement of the operating performance goal RSUs at 21.7% of target and the achievement of relative TSR performance RSUs at 84.2% of target. The operating goals reflect targeted compound annual growth rates in both revenue (50% of 2012 Operating Performance RSUs) and GAAP operating income (50% of 2012 Operating Performance RSUs) for the three-year period from August 1, 2012 through July 31, 2015. As contemplated at the time of grant, the achievement of the operating goals was determined prior to giving effect to the reclassification of the financial results for the Demandforce, Quicken and QuickBase businesses to discontinued operations. The earnout of the 2012 Operating Performance RSUs at only 21.7% of target during a time period when Intuit achieved compound annual revenue growth of 4.6% demonstrates the aggressive performance goals established by the Compensation Committee. The table below sets out the metrics for the revenue growth and operating income growth goals as well as the actual results and payout levels for the 2012 Operating Performance RSUs:

Measure	Revenue Growth (CAGR)				GAAP Operating Income Growth (CAGR)				Total

Weighting	50%			+	50%			=	100%

					FY13-FY15
	FY13-FY15	Percent	Payout as		Operating	Percent	Payout as		Payout as
	Revenue	of Target	a Percent		Income	of Target	a Percent		a Percent
	Growth	Achieved	of Target		Growth	Achieved	of Target		of Target
Maximum	16.4%	120%	200%		21.6%	120%	200%		200%
	15.7%	115%	175%		20.7%	115%	175%		175%
	15.0%	110%	150%		19.8%	110%	150%		150%
	14.3%	105%	125%		18.9%	105%	125%		125%
Target	13.7%	100%	100%		18.0%	100%	100%		100%
	11.6%	85%	95%		15.3%	85%	95%		95%
	9.6%	70%	90%		12.6%	70%	90%		90%
	7.2%	53%	68%		9.4%	53%	68%		68%
	4.8%	35%	45%		6.3%	35%	45%		45%
					3.1%	18%	23%		23%
Threshold					—%	—%	—%		—%
Actual	4.6%	33.7%	43%		(12.9)%	—%	—%		21.7%
	2.4%	18%	23%
Threshold	—%	—%	—%

The earnout and vesting of the 2012 Relative TSR RSUs was based on Intuit’s percentile rank of total stockholder return among the TSR peer group established for fiscal 2012 (“2012 TSR Peers”) based on the 30 day average closing stock price of each 2012 TSR Peer at the beginning and end of the performance period. Although the TSR peer group is modified each year, in order to be consistent, the vesting of the 2012 Relative TSR RSUs is based on the TSR peer group established in the year in which the 2012 Relative TSR RSUs were granted. The performance goals along with actual results for the 2012 Relative TSR RSUs are set out on the table below. Intuit’s relative TSR percentile rank was 55.3, following Intuit’s strong absolute three-year TSR of 83.1% for fiscal 2013 through fiscal 2015.

	Intuit’s TSR Percentile Rank	Payout as Percent of Target
Maximum	100.0	200.0%
	95.0	187.5%
	90.0	175.0%
	85.0	162.5%
	80.0	150.0%
	75.0	137.5%
	70.0	125.0%
	65.0	112.5%
Target	60.0	100.0%
Actual	55.3	84.2%
	55.0	83.3%
	50.0	66.7%
	45.0	50.0%
	40.0	33.3%
	35.0	16.7%
Threshold	30.0	—%

For all of the Named Executive Officers other than Mr. Smith, the table below sets forth the number of 2012 performance-based RSUs that vested on September 1, 2015. Mr. Smith’s 2012 performance-based RSUs were granted with a longer vesting schedule, so only 50% of his awards vested on September 1, 2015. The remaining 50% will vest on September 1, 2017, subject to his continued employment by the Company.

Name	2012 Operating Performance RSUs Vested (1)	2012 Relative TSR RSUs Vested (1)	Total 2012 RSUs Vested (1)	Total 2012 Target RSUs Awarded
Brad D. Smith	13,051	51,591	64,642	121,445
R. Neil Williams	3,947	15,603	19,550	36,730
Sasan K. Goodarzi	2,674	10,570	13,244	24,881
H. Tayloe Stansbury	1,782	7,046	8,828	16,588
Daniel A. Wernikoff	1,782	7,046	8,828	16,588

(1) For Mr. Smith, 50% of the 2012 RSUs shown in the table vested on September 1, 2015 and the remaining 50% of the RSUs are scheduled to vest on September 1, 2017, subject to his continued employment by the Company.

Achievement of Performance Targets for October 2014 QBO RSUs
In October 2014, the Compensation Committee evaluated the Company’s progress in its transition to a subscription based business model and authorized a supplemental performance based stock incentive award to ensure that the Company’s senior executives were appropriately incentivized with respect to the future growth of the QuickBooks Online (“QBO”) product offering. In granting the new award, the Compensation Committee recognized the importance of accelerating subscriber growth to the success of the new subscription based business model and the overall performance of the Company. Accordingly, the Committee set an aggressive target for the new QBO RSUs based on QBO subscriptions measured at the end of the 2015 fiscal year with a target of 58.8% growth in QBO subscriptions between the end of fiscal 2014 and the end of fiscal 2015, after meeting a one-year GAAP operating income hurdle. No upside was provided for exceeding the target and the Compensation Committee set a threshold for QBO subscription growth above 19% in order for any portion of these QBO RSUs to be earned.

Dividends would accrue and be paid on earned QBO RSUs at the conclusion of the performance period. The table below sets out the specific targets for the QBO performance-based RSUs and the actual performance of the Company against these goals.

	FY15 QBO Subscriptions
	Growth Over FY14	Number at Year End	Percent of Goal Achieved	RSUs Earned as Percent of Target
Target/Maximum	58.8%	1,086K	100.0%	100.0%
Actual	57.2%	1,075K	99%	95.9%
	54.8%	1,059K	97.5%	90.0%
	50.8%	1,032K	95.0%	80.0%
	46.9%	1,005K	92.5%	70.0%
	42.9%	978K	90.0%	60.0%
	39.0%	951K	87.5%	50.0%
	35.0%	923K	85.0%	40.0%
	31.0%	896K	82.5%	30.0%
	27.1%	869K	80.0%	20.0%
	23.1%	842K	77.5%	10.0%
Threshold	19.2%	815K	75.0%	—%

Actual QBO subscribers at the end of fiscal 2015 were 1.075 million, which was an increase of 57.2% over the previous year. As a result, the QBO RSUs were earned at 95.9% of target. No discretion was used to modify earned awards. The table below sets forth the number of QBO RSUs that vested for each of the Named Executive Officers on September 1, 2015.

Name	QBO RSUs Vested	Total Target QBO RSUs Awarded
Brad D. Smith	15,350	16,000
R. Neil Williams	4,797	5,000
Sasan K. Goodarzi	3,357	3,500
H. Tayloe Stansbury	1,918	2,000
Daniel A. Wernikoff	1,918	2,000
Use of Competitive Data
Each year the Compensation Committee’s independent compensation consultant assists the Compensation Committee in defining the appropriate peer companies for use in comparing our executive compensation program against the peer group each year. The Compensation Committee’s objectives in using this market study were:
1. To confirm that our peer group is relevant and includes:
a. Companies with which we compete for executive talent;
b. Companies of similar scope and complexity;
c. Companies of similar size, measured by revenue and market capitalization; and
d. Companies with similar business lines.

2. To evaluate how our compensation compares to other companies using similar compensation models (including the mix of cash, equity and short and long-term incentives).
3. To create a sufficiently robust set of peers to ensure a degree of continuity year-over-year to avoid statistical distortion.

Using these objectives, FW Cook recommended a fiscal 2015 peer group with the following characteristics:

Criteria for Fiscal 2015 Peer Group	Characteristics
Relevant Business Lines and Headquartered in San Francisco Bay Area	All are Silicon Valley technology innovators and local companies that Intuit competes with for executive talent, and all except Tesla are software and services companies (GICS code 4510).
Comparable Pay Models
All members of peer group use a mix of base salary, annual cash awards and some form of equity grant to executives. None of the members of the peer group have large defined benefit or similar retirement offerings as part of their ongoing executive compensation programs.

Size
Peer companies were selected in order to remain within a range of similar revenue between 0.4 and 2.5x and company market-capitalization value between 0.33 and 3.0x, subject to reasonable exceptions for direct business competitors and internal talent peers.

Year-over-Year Continuity
Three San Francisco Bay Area companies (LinkedIn Corporation, Tesla Inc., and Twitter Inc.) were added to the list in fiscal 2015 as customer focused technology innovators and all eleven previous peer companies headquartered outside of the San Francisco Bay Area were removed.

FW Cook reviewed this data with the Compensation Committee in July 2015, and the Committee determined that the following companies would make up the compensation peer group for fiscal year 2015 and fiscal year-end 2015 decisions.

2015 Compensation Peer Companies
Adobe Systems, Inc.	Salesforce.com, Inc.
Autodesk, Inc.	Symantec Corporation
eBay Inc.	Tesla Motors, Inc.
Electronic Arts, Inc.	Twitter Inc.
Equinix, Inc.	VMware, Inc.
LinkedIn Corporation	Yahoo! Inc.
NetApp, Inc.

To the extent that peer data from FW Cook’s fiscal 2014 study was used for context in discussion about components of executive officers’ fiscal year 2015 compensation at the beginning of the fiscal year, the peer data were from the 2014 peer list. The compensation peers are, for the most part, a local subset of the TSR Peers described above, as the Committee believes it is important for the compensation peers to be of a similar size to the Company, to more accurately reflect the scope of Intuit’s operations, and to include the companies with which we compete for executive talent. In addition, as the compensation peer group is refreshed annually, acquisitions of compensation peer companies are less likely to have a meaningful impact on the analysis of Intuit’s performance and compensation measures relative to those of its peers.

In fiscal 2014, the Compensation Committee began segmenting the market data it obtained from the broad compensation peer group that included companies headquartered outside of the San Francisco Bay Area to focus on the practices of the Company’s San Francisco Bay Area peers, which the Compensation Committee viewed as the Company’s key labor market competitors for senior executive talent. In fiscal 2015, the Compensation Committee included only San Francisco Bay Area companies in the compensation peer group and eliminate any companies headquartered outside of the Bay Area to ensure that the market data accurately reflected the competitive local market for senior executives, because the Compensation Committee determined that the Company’s true competitors for executive talent are local companies and the local compensation market is different than markets in other parts of the country.

The Company used the publicly reported information regarding named executive officer compensation from these companies as a reference point in assessing each executive’s compensation level. The Company then considered each executive’s role and scope of responsibilities relative to the roles of comparable positions at Intuit’s peers. Based on the foregoing information, the Company reviewed Intuit’s executive compensation programs and practices, and analyzed each Named Executive Officer’s base pay, cash bonus and equity awards. There is no targeted benchmark level of compensation, but the Company intends to position critical and high-performing executives above the median of the peer group for total direct compensation.
Intuit’s Management Stock Purchase Program
As a method of encouraging ownership of Intuit’s stock by executives, Intuit maintains the Management Stock Purchase Program (“MSPP”). Under the MSPP, employees with a title of director or above (including the Named Executive Officers) may elect to defer up to 15% of their annual incentive bonus, which is converted into deferred stock units based on the fair market value of Intuit’s stock on the date the bonus is awarded. These deferred stock units are fully vested on the grant date, but are not issued in the form of shares until the earlier of the third anniversary of the grant date or the termination of employment with Intuit. Intuit also grants the employee an additional RSU for every deferred stock unit purchased through this deferral, up to a maximum number, as set forth below:

Executive Level	Maximum Number of Matching RSUs
Director	300 RSUs
Vice President	750 RSUs
Executive Vice President or Senior Vice President	1,500 RSUs
Chief Executive Officer	3,000 RSUs

These matching RSUs vest as to 100% of the shares three years after the grant date, or on the recipient’s death or disability. This three-year vesting period is intended to assist Intuit in retaining key talent. The RSUs granted pursuant to the MSPP are issued under the 2005 Equity Incentive Plan.

Deferred stock units purchased by employees under the MSPP after July 2012 and the matching RSUs will accrue dividends. Dividends on the purchased deferred stock units will be paid on the date the shares are issued, which is the third anniversary of the grant date, unless the employees dies or becomes disabled prior to that time. Dividends on matching RSUs will be paid upon their vesting.
Employee Benefits
Each of our employees with a title of director or above (including the Named Executive Officers and employee directors) is generally eligible to participate in a number of programs which make up Intuit’s total compensation package, including health and welfare benefits, executive relocation benefits, our 401(k) Plan with a company-sponsored match component, our Employee Stock Purchase Plan, our Non-Qualified Deferred Compensation Plan and our MSPP. Intuit does not offer a defined benefit pension plan. In connection with Mr. Goodarzi’s role as General Manager of the Consumer Tax Group, Mr. Goodarzi received certain relocation and travel assistance benefits to defray his costs of commuting from his primary residence in Los Gatos, California to San Diego, California and to cover housing and transportation costs in San Diego.
Termination Benefits
As discussed below under “Potential Payments Upon Termination of Employment or Change in Control” on page 58, the Company has agreed to provide severance payments and pro rata accelerated vesting of equity awards to our Named Executive Officers if their employment is terminated under specific circumstances. The Company agreed to provide these benefits as consideration for the executive’s agreement to provide services as an employee. Intuit does not provide excise tax “gross-up” protection in the event that a change in control severance payment is considered an excess parachute payment under U.S. tax laws.

Role of Compensation Consultants, Executive Officers and the Board in Compensation Determinations
The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist it in fulfilling its responsibilities. The Compensation Committee engaged the services of FW Cook, a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company’s executive compensation program. FW Cook performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management except as it relates to performing those services. As described above under “Use of Competitive Data,” FW Cook assists the Committee in defining the peer companies used for evaluating our relative executive compensation levels and practices. FW Cook also assists the Committee in comparing our director compensation program and practices against those of our peers. The Compensation Committee has assessed the independence of FW Cook pursuant to NASDAQ and SEC rules, and it has concluded that FW Cook is independent and that no conflict of interest exists that would prevent FW Cook from independently representing the Compensation Committee.
The Compensation Committee received support from Intuit’s Human Resources Department in analyzing and establishing Intuit’s compensation programs for fiscal 2015. Members of Intuit’s management and staff attend meetings of the Compensation Committee, including the Executive Vice President of Human Resources, the Vice President of Compensation and an Intuit attorney. Mr. Campbell, the Chairman of the Board, regularly participated in Compensation Committee meetings, providing input on organizational structure, succession planning and executive development. Mr. Williams, our Chief Financial Officer, has provided the Compensation Committee with an analysis of Intuit’s financial performance, the financial impact of various types of equity awards and proposed performance hurdles for equity incentives. Mr. Smith, our Chief Executive Officer, has provided recommendations to the Compensation Committee regarding the cash and equity compensation of his executive staff (including Mr. Williams, Mr. Goodarzi, Mr. Stansbury and Mr. Wernikoff), succession planning, organizational development and the use of incentive compensation to drive Intuit’s growth. Mr. Smith also provided a self-review to the Compensation Committee to aid its evaluation of his performance. As noted above, in making compensation decisions, the Compensation Committee also has the authority to engage the services of outside advisers, experts and others to assist the Compensation Committee, and it has engaged FW Cook. For this purpose, FW Cook attended all meetings of the Compensation Committee, responding to committee members’ inquiries and refining their analysis based on these questions.
The Compensation Committee determines the compensation for Mr. Smith after obtaining information and input from FW Cook and conferring with the Board without Mr. Smith present. In determining compensation for the Named Executive Officers other than the Chief Executive Officer, the Compensation Committee considered Mr. Smith’s recommendations. The Compensation Committee is, however, solely responsible for making the final decisions on compensation for the Named Executive Officers, including the Chief Executive Officer. The Compensation Committee holds individual meetings with members of Mr. Smith’s executive staff on an annual basis to discuss organizational development and leadership strategy. The Compensation Committee also interacts frequently with members of the executive staff to discuss their business unit or functional group activities.
Accounting and Tax Implications of Our Compensation Policies
In designing our compensation programs, the Compensation Committee considers the financial accounting and tax consequences to Intuit as well as the tax consequences to our employees. In determining the aggregate number and mix of equity grants in any fiscal year, the Compensation Committee and management consider the size and share-based compensation expense of the outstanding and new equity awards relative to the one- and three-year operating plans and relative to market capitalization.
Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1,000,000 per year to those executives (other than the Chief Financial Officer) whose compensation is detailed in the “Summary Compensation Table” on page 49 is not tax deductible to Intuit unless certain requirements are met. The $1,000,000 limit does not apply to compensation that is considered “performance-based” under applicable tax rules. Intuit has taken steps to see that most of the executive compensation paid under its incentive programs, including the stockholder approved SEIP and performance-based RSUs, is designed with the intent that its deductibility not be limited by Section 162(m). We believe it is important to preserve flexibility in administering compensation programs as corporate objectives may not always be consistent with the requirements for full deductibility. Further, the application of Section 162(m) is complex and may change with time (with potentially retroactive effect). Accordingly, Intuit has not adopted a policy that all compensation must not be limited in its deductibility under Section 162(m) and, while Intuit strives to award executive compensation that meets the deductibility requirements, Intuit may enter into compensation arrangements under which payments are not deductible on account of Section 162(m).
Stock Ownership Guidelines
Intuit has a mandatory stock ownership program that applies to employees at the senior vice president level and above (including the Named Executive Officers) and members of the Board. This program was refined in January 2012 and requires our executives and Board members to hold shares of Intuit common stock at least equal to the values indicated in the table below, which values are measured as of July 31 each year:

Stock Ownership Guidelines
Role	Minimum Ownership Requirement
Chief Executive Officer	6x base salary
Executive Vice President or Senior Vice President	1.5x base salary
Board members	5x standard annual Board retainer ($300,000)

All individuals subject to the requirements must comply within five years after the date the individual is appointed to a position subject to the guidelines, or July 2016, whichever is later. Unvested RSUs (other than performance-based RSUs) are counted as shares when determining the number of shares owned. As of July 31, 2015, all Named Executive Officers and directors subject to these requirements were in compliance.
In addition to the ownership guidelines, the CEO’s service-based RSUs and Relative TSR RSU beginning with the equity grant in the 2015 fiscal year are subject to a one-year mandatory holding period after the shares vest to increase his long-term alignment with shareholders.
Intuit’s Policy Regarding Derivatives, Short Sales, Hedging and Pledging
Intuit's Insider Trading Policy prohibits directors and executive officers from pledging shares on margin, trading in derivative securities of Intuit's common stock, engaging in short sales of Intuit securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Intuit securities.
Intuit’s Equity Granting Policy for Senior Executives
Equity grants made to Senior Vice Presidents or above, to individuals who report to the Chief Executive Officer or to a committee of the Board must be approved by the Compensation Committee.
Timing of Grants.  Equity awards are typically granted on regularly scheduled grant dates on the seventh business day of each month. Exceptions to this practice are specifically approved by the Compensation Committee. The Chief Executive Officer and Senior Vice President of Human Resources do not have discretion to set other grant dates for awards made pursuant to their delegated authority. As part of Intuit’s annual performance and compensation review process, the Compensation Committee approves stock option and RSU awards to our Named Executive Officers within a few weeks before Intuit’s July 31 fiscal year-end.
Option Exercise Price.  The exercise price of a newly granted option (i.e., not an option assumed or substituted in connection with a corporate transaction) is the closing price on the NASDAQ stock market on the date of grant.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows compensation earned or granted, as applicable, during fiscal years 2015, 2014 and 2013 by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers for fiscal 2015. We call these individuals our “Named Executive Officers.”

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards ($)(2)	Option Awards ( $)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)		Total ($)
Brad D. Smith	2015	1,000,000	(1)	10,373,838	3,174,993	1,456,500		10,000	(6)	16,015,331
President and Chief	2014	1,000,000		10,172,624	3,475,845	1,890,000		10,000		16,548,469
Executive Officer	2013	1,000,000		8,759,665	1,571,454	1,120,000		12,559		12,463,678

R. Neil Williams	2015	700,000	(1)	5,023,612	1,499,983	644,000		10,000	(6)	7,877,595
Executive Vice President	2014	700,000		3,226,791	1,081,187	630,000		10,000		5,647,978
and Chief Financial Officer	2013	700,000		3,361,037	597,040	420,000		16,714		5,094,791

Sasan K. Goodarzi	2015	650,000	(1)	5,925,247	1,874,999	624,000		228,304	(6)	9,302,550
Executive Vice President	2014	620,000		3,163,836	1,081,187	524,000		250,000		5,639,023
and General Manager,
Consumer Tax Group

H. Tayloe Stansbury	2015	600,000	(1)	3,921,574	1,249,993	576,000	(5)	17,060	(6)	6,364,627
Executive Vice President,
Chief Technology Officer

Daniel A. Wernikoff	2015	600,000		5,850,175	1,874,999	600,000	(5)	10,000	(6)	8,935,174
Executive Vice President	2014	525,000		3,010,934	1,029,229	358,500		13,000		4,936,663
and General Manager,
Small Business Group

_______________________________________

(1)
The amount includes a deferral at the recipient’s election under the Non-Qualified Deferred Compensation Plan. See “Non-Qualified Deferred Compensation for Fiscal Year 2015” on page 57 for more information.

(2)
The amount, timing and grant date fair value of these awards are described in more detail in the “Compensation Discussion and Analysis” beginning on page 28 and are included in the table below named “Grants of Plan-Based Awards in Fiscal Year 2015.” In addition to annual stock awards, the amounts above include the fair value of RSUs which Intuit granted in August of each fiscal year to match RSUs which certain Named Executive Officers purchased with amounts deferred from their bonuses earned in such fiscal year under the MSPP. Amounts presented in the table above represent the aggregate grant date fair value of awards granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718 assuming no forfeitures. The grant date fair value of each of the RSU awards was calculated using the closing price of Intuit’s common stock on the date of grant. The service-based RSUs that are subject to a one-year operating income performance goal will all become subject to service-based vesting if the goal is satisfied, and will otherwise be forfeited in full. As a result, there is no distinction between the grant date fair value of these awards based upon the probable outcome of such conditions and the value of such awards assuming that the highest level of performance conditions is achieved. Likewise, with respect to the Relative TSR RSUs that may be earned depending on Intuit’s relative TSR, under FASB ASC Topic 718 the grant date fair value of these RSUs remains the same whether the target or maximum number of RSUs is earned.

(3)
The amount, timing and grant date fair value of these awards are described in more detail in the “Compensation Discussion and Analysis” beginning on page 28 and are included in the table below named “Grants of Plan-Based Awards in Fiscal Year 2015.” Amounts presented in the table above represent the aggregate grant date fair value of options granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718 assuming no forfeitures. For information on the valuation assumptions with respect to stock option grants and for a complete description of the valuation of share-based compensation, see Intuit’s Annual Report on Form 10-K for the fiscal year ended July 31, 2015.

(4)
These amounts represent the amounts earned for performance under Intuit’s SEIP during fiscal 2015 and paid in August 2015. The SEIP is described in more detail in the “Compensation Discussion and Analysis” beginning on page 28.

(5)
The amount includes a deferral of the amount set forth in the table below at the recipient’s election under the MSPP. Under the terms of the MSPP, a participant may elect to use a stated portion of his or her annual SEIP award to purchase RSUs under Intuit’s 2005 Equity Incentive Plan. Intuit then matches these purchased RSUs with another grant of RSUs that vest three years from the date of grant. The MSPP is described in greater detail on page 46.

Name	Executive MSPP Contribution ($)	Deferred Stock Units Reserved for Executive Contribution (#)
H. Tayloe Stansbury	86,397	818
Daniel A. Wernikoff	89,988	852

(6)
The amount includes the items of other compensation set forth in the table below. The amounts shown for employee recognition reflect the value of awards made under Intuit’s broadly available employee recognition, or “spotlight,” program. In connection with Mr. Goodarzi’s role as General Manager of the Consumer Tax Group, Mr. Goodarzi received travel assistance benefits to defray his costs of commuting from his primary residence in Los Gatos, California to San Diego, California and to cover housing and transportation costs in San Diego.

Name	401(k) Matching Contributions ($)	Patent Bonuses ($)	Employee Recognition ($)	Travel Assistance ($)
Brad D. Smith	10,000	—	—	—
R. Neil Williams	10,000	—	—	—
Sasan K. Goodarzi	10,000	—	—	218,304
H. Tayloe Stansbury	10,000	5,060	2,000	—
Daniel A. Wernikoff	10,000	—	—	—

Grants of Plan-Based Awards in Fiscal Year 2015
The following table provides information about Relative TSR RSUs, QBO RSUs and service-based RSUs granted under our 2005 Equity Incentive Plan to the Named Executive Officers during fiscal 2015 and cash awards for which the Named Executive Officers were eligible in fiscal 2015 under our SEIP.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)		All Other Stock Awards(1)	Grant Date Fair Value of Stock Awards(2)
Name	Grant Date	Board Approval Date	Target ($)	Maximum ($)		Target (#)	Maximum (#)	Shares (#)	($)
Brad D. Smith	10/29/2014	10/29/2014				16,000	16,000	—	1,374,080	(5)
	7/23/2015	7/23/2015				66,600	133,200	—	5,824,836	(6)
	7/23/2015	7/23/2015				29,603	29,603	—	3,174,922	(7)
			1,500,000	3,750,000	(3)	—	—	—	—
									10,373,838

R. Neil Williams	8/15/2014	8/15/2014				—	—	1,128	94,436	(4)
	10/29/2014	10/29/2014				5,000	5,000	—	429,400	(5)
	7/23/2015	7/22/2015				31,464	62,928	—	2,999,777	(6)
	7/23/2015	7/22/2015				13,986	13,986	—	1,499,999	(7)
			560,000	1,400,000	(3)	—	—	—	—
									5,023,612

Sasan K. Goodarzi	10/29/2014	10/29/2014				3,500	3,500	—	300,580	(5)
	7/23/2015	7/22/2015				39,330	78,660	—	3,749,722	(6)
	7/23/2015	7/22/2015				17,482	17,482	—	1,874,945	(7)
			520,000	1,300,000	(3)	—	—	—	—
									5,925,247

H. Tayloe Stansbury	10/29/2014	10/29/2014				2,000	2,000	—	171,760	(5)
	7/23/2015	7/22/2015				26,220	52,440	—	2,499,815	(6)
	7/23/2015	7/22/2015				11,655	11,655	—	1,249,999	(7)
			480,000	1,200,000	(3)	—	—	—	—
									3,921,574

Daniel A. Wernikoff	8/15/2014	8/15/2014				—	—	642	53,748	(4)
	10/29/2014	10/29/2014				2,000	2,000	—	171,760	(5)
	7/23/2015	7/22/2015				39,330	78,660	—	3,749,722	(6)
	7/23/2015	7/22/2015				17,482	17,482	—	1,874,945	(7)
			480,000	1,200,000	(3)	—	—	—	—
									5,850,175

_______________________________________

(1)
Awards made pursuant to Intuit’s 2005 Equity Incentive Plan. With respect to the RSUs described in footnote (6) that may be earned depending on Intuit’s relative TSR, the “Target” column reflects the number of RSUs that will be earned if the TSR performance goals are achieved at target levels, and the “Maximum” column reflects the maximum number of RSUs that could be earned if the highest level of performance is achieved with respect to the performance conditions. The RSUs described in footnote (7) that are subject to a one-year operating income performance goal will all become subject to service-based vesting if the goal is satisfied, and will otherwise be forfeited in full. As a result, there is no distinction between the “Target” and “Maximum” columns for these RSUs.

(2)	These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 assuming no forfeitures.

(3)
Represents awards that could have been earned under the SEIP based on performance in fiscal year 2015. These columns show the awards that were possible at the Target and Maximum levels of performance. The maximum award that could have been earned by each Named Executive Officer was the lesser of 250% of the Target or $5 million.

(4)
Represents Intuit matching grants of RSUs under the MSPP with respect to deferrals of fiscal 2014 bonuses under the SEIP, which were paid and deferred in fiscal 2015, and which vest on the third anniversary of the grant date.

(5)	Because the QuickBooks Online subscription goal was achieved, the earned portion of these RSUs vested on September 1, 2015.

(6)
Depending on Intuit’s relative TSR for the one-, two- and three-year periods ending July 31, 2016, July 31, 2017 and July 31, 2018 compared to a pre-established peer group and the executive’s continued employment by the Company following each such date (the “Fiscal 2015 TSR Goals”), the earned portion of these RSUs will vest on September 1, 2018.

(7)	Assuming Intuit’s achievement of a one-year operating income performance goal, these RSUs will vest as to 33 1/3% of the shares on each of July 1, 2016, July 1, 2017 and July 1, 2018.

The following table provides information about stock options granted under our 2005 Equity Incentive Plan to the Named Executive Officers during fiscal 2015.

Name	Grant Date(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options ($/sh)	Grant Date Fair Value of Option Awards ($)(1)
Brad D. Smith	7/23/2015	163,061	107.25	3,174,993
R. Neil Williams	7/23/2015	77,036	107.25	1,499,983
Sasan K. Goodarzi	7/23/2015	96,296	107.25	1,874,999
H. Tayloe Stansbury	7/23/2015	64,197	107.25	1,249,993
Daniel A. Wernikoff	7/23/2015	96,296	107.25	1,874,999

_______________________________________

(1)	These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 assuming no forfeitures.

(2)	This option vests as to 33 1/3% of the underlying shares on July 23, 2016 and 2.778% of the shares each month thereafter.

Outstanding Equity Awards at Fiscal 2015 Year-End
The following table provides information with respect to outstanding stock options held by the Named Executive Officers as of July 31, 2015.

	Outstanding Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Brad D. Smith	200,000	—		30.21	08/11/09	08/10/16
	103,445	—		37.98	07/22/10	07/21/17
	55,248	55,248	(1)	47.79	07/20/11	07/19/18
	57,412	57,413	(2)	56.52	07/25/12	07/24/19
	92,997	46,503	(3)	63.11	07/24/13	07/23/20
	75,809	151,641	(4)	82.59	07/24/14	07/23/21
	—	163,061	(5)	107.25	07/23/15	07/22/22
R. Neil Williams	34,728	—		56.52	07/25/12	07/24/19
	35,332	17,668	(3)	63.11	07/24/13	07/23/20
	23,580	47,170	(4)	82.59	07/24/14	07/23/21
	—	77,036	(5)	107.25	07/23/15	07/22/22
Sasan K.Goodarzi	90,000	—		42.78	08/09/11	08/08/18
	23,526	—		56.52	07/25/12	07/24/19
	35,332	17,668	(3)	63.11	07/24/13	07/23/20
	23,580	47,170	(4)	82.59	07/24/14	07/23/21
	—	96,296	(5)	107.25	07/23/15	07/22/22
H. Tayloe Stansbury	436	—		56.52	07/25/12	07/24/19
	917	11,001	(3)	63.11	07/24/13	07/23/20
	22,447	44,903	(4)	82.59	07/24/14	07/23/21
	—	64,197	(5)	107.25	07/23/15	07/22/22
Daniel A. Wernikoff	10,498	—		47.79	07/20/11	07/19/18
	15,684	—		56.52	07/25/12	07/24/19
	35,332	17,668	(3)	63.11	07/24/13	07/23/20
	22,447	44,903	(4)	82.59	07/24/14	07/23/21
	—	96,296	(5)	107.25	07/23/15	07/22/22
_______________________________________

(1)	This option vests on July 20, 2016.

(2)	This option vests on July 25, 2017.

(3)	This option vested as to 33 1/3% of the underlying shares on July 24, 2014 and 2.778% of the shares each month thereafter.

(4)	This option vested as to 33 1/3% of the underlying shares on July 24, 2015 and 2.778% of the shares each month thereafter.

(5)	This option vests as to 33 1/3 % of the underlying shares on July 23, 2016 and 2.778% of the shares each month thereafter.

The following table provides information with respect to outstanding RSUs held by the Named Executive Officers as of July 31, 2015, excluding RSUs purchased by the Named Executive Officers under the MSPP. The MSPP is described in greater detail on page 46. The market value of the awards is determined by multiplying the number of unvested shares or units by $105.77, the closing price of Intuit’s common stock on NASDAQ on July 31, 2015, the last trading day of fiscal 2015. For the awards which are subject to performance-based conditions as described in the footnotes below, the number of shares reflects performance assuming achievement at target unless otherwise noted.

	Outstanding Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Brad D. Smith	07/22/10	24,518	(1)	2,593,269
	07/22/10	20,470	(2)	2,165,112
	07/20/11	14,923	(3)	1,578,406
	07/20/11	23,100	(4)	2,443,287
	07/20/11	38,566	(5)	4,079,126
	07/25/12	12,895	(6)	1,363,904
	07/25/12	13,051	(7)	1,380,404
	07/25/12	51,591	(8)	5,456,780
	07/24/13	8,166	(9)	863,718
	07/24/13				57,000	(10)	6,028,890
	07/24/13				123,000	(11)	13,009,710
	07/24/14	27,231	(12)	2,880,223
	07/24/14				184,200	(13)	19,482,834
	10/29/14	15,350	(14)	1,623,570
	07/23/15				29,603	(15)	3,131,109
	07/23/15				66,600	(16)	7,044,282
R. Neil Williams	07/25/12	3,947	(17)	417,474
	07/25/12	15,603	(18)	1,650,329
	08/17/12	910	(19)	96,251
	07/24/13	3,000	(9)	317,310
	07/24/13				21,500	(10)	2,274,055
	07/24/13				47,000	(11)	4,971,190
	08/16/13	980	(19)	103,655
	07/24/14	8,466	(12)	895,449
	07/24/14				57,300	(13)	6,060,621
	08/15/14	1,128	(19)	119,309
	10/29/14	4,797	(14)	507,379
	07/23/15				13,986	(20)	1,479,299
	07/23/15				31,464	(21)	3,327,947
Sasan K. Goodarzi	07/25/12	2,674	(17)	282,829
	07/25/12	10,570	(18)	1,117,989
	07/24/13	3,000	(9)	317,310
	07/24/13				21,500	(10)	2,274,055

	Outstanding Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Sasan K. Goodarzi	07/24/13				47,000	(11)	4,971,190
	07/24/14	8,466	(12)	895,449
	07/24/14				57,300	(13)	6,060,621
	10/29/14	3,357	(14)	355,070
	07/23/15				17,482	(20)	1,849,071
	07/23/15				39,330	(21)	4,159,934
H. Tayloe Stansbury	07/25/12	1,782	(17)	188,482
	07/25/12	7,046	(18)	745,255
	08/17/12	848	(19)	89,693
	07/24/13	1,834	(9)	193,982
	07/24/13				13,500	(10)	1,427,895
	07/24/13				29,000	(11)	3,067,330
	08/16/13	649	(19)	68,645
	07/24/14	8,066	(12)	853,141
	07/24/14				54,500	(13)	5,764,465
	10/29/14	1,918	(14)	202,867
	07/23/15				11,655	(20)	1,232,749
	07/23/15				26,220	(21)	2,773,289
Daniel A. Wernikoff	07/25/12	1,782	(17)	188,482
	07/25/12	7,046	(18)	745,255
	08/17/12	783	(19)	82,818
	07/24/13	3,000	(9)	317,310
	07/24/13				21,500	(10)	2,274,055
	07/24/13				47,000	(11)	4,971,190
	07/24/14	8,066	(12)	853,141
	07/24/14				54,500	(13)	5,764,465
	08/15/14	642	(19)	67,904
	10/29/14	1,918	(14)	202,867
	07/23/15				17,482	(20)	1,849,071
	07/23/15				39,330	(21)	4,159,934

_______________________________________

(1)	Based on the performance goals achieved as of July 31, 2013, these RSUs vested as to 50% of the shares on September 1, 2013 and as to 50% of the shares on September 1, 2015.

(2)	Based on the TSR goals achieved as of July 31, 2013, these RSUs vested as to 50% of the shares on September 1, 2013 and as to 50% of the shares on September 1, 2015.

(3)	Because the specified performance goals were achieved, these RSUs vested as to 50% of the shares on July 1, 2014 and will vest as to 50% of the shares on July 1, 2016.

(4)	Based on the performance goals achieved as of July 31, 2014, these RSUs vested as to 50% of the shares on September 1, 2014 and will vest as to 50% of the shares on September 1, 2016.

(5)	Based on the TSR goals achieved as of July 31, 2014, these RSUs vested as to 50% of the shares on September 1, 2014 and will vest as to 50% of the shares on September 1, 2016.

(6)	Because the specified performance goals were achieved, these RSUs vested as to 50% of the shares on July 1, 2015 and will vest as to 50% of the shares on July 1, 2017.

(7)	Based on the performance goals achieved as of July 31, 2015, these RSUs vested as to 50% of the shares on September 1, 2015 and will vest as to 50% of the shares on September 1, 2017.

(8)	Based on the TSR goals achieved as of July 31, 2015, these RSUs vested as to 50% of the shares on September 1, 2015 and will vest as to 50% of the shares on September 1, 2017.

(9)
Because the specified performance goals were achieved, these RSUs vested as to 33 1 / 3 % of the shares on each of July 1, 2014 and July1, 2015 and will vest as to 33 1/3% of the shares on July 1, 2016.

(10)	Depending upon the degree of Intuit’s achievement of certain operating performance goals, the earned portion of these RSUs will vest on September 1, 2016.

(11)
Number of shares based on achievement of maximum goals. Depending upon Intuit’s TSR for the three-year period ending July 31, 2016 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2016.

(12)
Because the specified performance goals were achieved, these RSUs vested as to 33 1 / 3 % of the shares on July 1, 2015 and will vest as to 33 1/3% of the shares on each of July 1, 2016 and July 1, 2017.

(13)
Number of shares based on achievement of maximum goals. Depending upon Intuit’s TSR for the three-year period ending July 31, 2017 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2017.

(14)	Because the specified performance goals were achieved, these RSUs vested on September 1, 2015.

(15)
Assuming Intuit’s achievement of a one-year operating income performance goal, these RSUs will vest as to 33 1/3% of the shares on each of July 1, 2016, July 1, 2017 and July 1, 2018 and be issued on the date that is one year following each vesting date.

(16)
Depending upon Intuit’s TSR for the three-year period ending July 31, 2018 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2018 and be issued on September 1, 2019.

(17)	Based on the performance goals achieved as of July 31, 2015, these RSUs vested on September 1, 2015.

(18)	Based on the TSR goals achieved as of July 31, 2015, these RSUs vested on September 1, 2015.

(19)	Represents Intuit matching grants of RSU's under the MSPP, which vest on the third anniversary of the grant date.

(20)	Assuming Intuit’s achievement of a one-year operating income performance goal, these RSUs will vest as to 33 1 / 3 % of the shares on each of July 1, 2016, July 1, 2017 and July 1, 2018.

(21)	Depending upon Intuit’s TSR for the three-year period ending July 31, 2018 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2018.

Option Exercises and Stock Vested in Fiscal Year 2015
The following table shows information about stock option exercises and vesting of RSUs for each of the Named Executive Officers during fiscal 2015, including the value realized upon exercise or vesting, but excluding RSUs purchased by the Named Executive Officers under the MSPP. The MSPP is described in greater detail on page 46.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brad D. Smith	445,000	28,843,632	158,314	13,954,376
R. Neil Williams	64,679	2,804,697	49,490	4,301,060
Sasan K. Goodarzi	—	—	37,400	3,268,086
H. Tayloe Stansbury	32,369	944,929	24,310	2,151,960
Daniel A. Wernikoff	30,000	1,640,130	19,927	1,808,902

Non-Qualified Deferred Compensation for Fiscal Year 2015
The following table shows the non-qualified deferred compensation activity for each of the Named Executive Officers during fiscal 2015. The Non-Qualified Deferred Compensation Plan (“NQDCP”) is described below the table and the MSPP is described on page 46.

Name	Plan	Aggregate Balance at July 31, 2014 ($)	Executive Contributions in Fiscal 2015 ($)(1)	Aggregate Earnings in Fiscal 2015 ($)(2)	Aggregate Withdrawals/ Distributions in Fiscal 2015($)	Aggregate Balance at July 31, 2015 ($)
Brad D. Smith	NQDCP	4,908,428	945,000	279,252	—	6,132,680	(3)
	MSPP	347,798	—	14,511	(362,309)	—
	Total	5,256,226	945,000	293,763	(362,309)	6,132,680

R. Neil Williams	NQDCP	—	—	—	—	—
	MSPP	271,484	94,436	74,718	(121,424)	319,214
	Total	271,484	94,436	74,718	(121,424)	319,214

Sasan K. Goodarzi	NQDCP	1,149,092	522,000	95,030	—	1,766,122	(3)
	MSPP	—	—	—	—	—
	Total	1,149,092	522,000	95,030	—	1,766,122

H. Tayloe Stansbury	NQDCP	—	—	—	—	—
	MSPP	122,709	—	—	35,629	158,338
	Total	122,709	—	—	35,629	158,338

Daniel A. Wernikoff	NQDCP	—	—	—	—	—
	MSPP	64,183	53,748	32,791	—	150,722
	Total	64,183	53,748	32,791	—	150,722

______________________________________

(1)
Amounts shown in this column for the NQDCP are included in the “Salary” column of the fiscal 2015 “Summary Compensation Table” on page 49. Amounts shown in this column for the MSPP were contributed from amounts earned under Intuit’s SEIP for fiscal 2014, which were paid in August 2014.

(2)	None of the amounts shown in this column are included in the “Summary Compensation Table” because they are not preferential or above market.

(3)
The following amounts contributed to the NQDCP by the executive, and in certain cases by Intuit, have also been reported in the Summary Compensation Table as compensation for fiscal 2015 or a prior fiscal year: Mr. Smith, $4,321,525 and Mr. Goodarzi, $913,000.

In 2007, we adopted the NQDCP, which became effective January 1, 2008. We adopted the NQDCP to meet the requirements of the new restrictions on deferred compensation under Section 409A of the Internal Revenue Code. The NQDCP was designed to generally track the provisions of our 2005 Non-Qualified Deferred Compensation Plan, effective January 1, 2005, and the original Executive Deferred Compensation Plan that became effective March 15, 2002. All deferrals for compensation that would otherwise be payable on or after January 1, 2008 and employer contributions made on or after January 1, 2008 are credited to participants under the new NQDCP. No new deferrals or contributions will be made to the 2005 Non-Qualified Deferred Compensation Plan or the original plan. The NQDCP and the 2005 Non-Qualified Deferred Compensation Plan provide that executives who meet minimum compensation requirements are eligible to defer up to 75% of their salaries and up to 75% of their bonuses. We have agreed to credit the participants’ contributions with earnings that reflect the performance of certain independent investment funds. We do not guarantee above market interest on account balances. We may also make discretionary employer contributions to participant accounts in certain circumstances. The timing, amounts and vesting schedules of employer contributions are at the sole discretion of the Compensation Committee or its delegate. The benefits under this plan are unsecured and are general assets of Intuit. Participants are generally eligible to receive payment of their vested benefit at the end of their elected deferral period or after termination of their employment with Intuit for any reason or at a later date to comply with the restrictions of Section 409A. Participants may elect to receive their payments in a lump sum or installments. Discretionary company contributions and the related earnings vest completely upon the participant’s disability, death or a change in control of Intuit.
Potential Payments Upon Termination of Employment or Change in Control
Described below are the individual arrangements Intuit has entered into with each of our Named Executive Officers and the estimated payments and benefits that would be provided under these arrangements, assuming that the executive’s employment terminated under certain circumstances as of July 31, 2015, and using the closing price of our common stock on July 31, 2015, the last trading day of fiscal year 2015 ($105.77 per share).
As a general matter, certain benefits that are included in the tables below are provided to all recipients of Intuit equity awards, not solely to Named Executive Officers. For example, Intuit’s options and service- and performance-based RSUs generally provide for 100% acceleration of vesting upon termination due to death or disability. Intuit’s service- and performance-based RSUs generally provide for pro rata accelerated vesting upon a recipient’s involuntary termination within one year following a change in control or upon a recipient’s retirement, as set forth in the plan and applicable award documents. None of the Named Executive Officers would have been eligible for retirement, for purposes of such RSU vesting acceleration, had they been terminated as of July 31, 2015.
Performance-based RSUs granted to Executive Vice Presidents and Senior Vice Presidents under Intuit’s 2005 Equity Incentive Plan generally provide for pro rata accelerated vesting upon a recipient’s involuntary termination, as set forth in the plan and applicable award documents.
Intuit does not provide for any special severance payments or acceleration of equity upon a Named Executive Officer’s termination for cause or resignation without good reason. Under the NQDCP, participants in the plan will be eligible to receive their vested benefits under the plan upon termination of employment for any reason, and they will be eligible to receive discretionary company contributions and the related earnings upon the participant’s disability, death or a change in control of Intuit, as described above under “Non-Qualified Deferred Compensation for Fiscal Year 2015.”
Brad D. Smith
On October 1, 2007, Intuit entered into an employment agreement with Mr. Smith, which superseded Mr. Smith’s prior September 6, 2005 employment agreement and provided that Mr. Smith become the President and Chief Executive Officer of Intuit, effective January 1, 2008. On December 1, 2008, Intuit amended Mr. Smith’s employment agreement in order to satisfy the technical documentary requirements of Section 409A of the Internal Revenue Code (“Section 409A”).
Mr. Smith can terminate his employment agreement at any time upon written notice to the Board. Intuit may terminate Mr. Smith’s employment upon the written recommendation of the Board. Under the circumstances described below, Mr. Smith is entitled to receive severance benefits subject to his execution of a valid and binding release agreement.
If Intuit terminates Mr. Smith other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Smith terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation), Mr. Smith is entitled to a single lump sum severance payment equal to 12 months of his then-current salary and 100% of his then-current target bonus.

The estimated payments or benefits which would have been paid to Mr. Smith in the event of his termination on July 31, 2015 under the specified circumstances are as follows:

Brad D. Smith Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Mr. Smith for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	2,500,000	2,500,000	—
Total Benefits and Perquisites	—	—	—
Total Severance	2,500,000	2,500,000	—
Gain on Accelerated Stock Options	—	8,702,135	11,529,726
Value of Accelerated Restricted Stock Units	37,421,320	43,753,136	64,955,155
Total Value of Accelerated Long-Term Incentives	37,421,320	52,455,271	76,484,881
Total Severance, Benefits & Accelerated Equity	39,921,320	54,955,271	76,484,881
R. Neil Williams
On November 2, 2007, Intuit entered into an employment agreement with Mr. Williams, which provided that Mr. Williams become Senior Vice President and Chief Financial Officer of Intuit, effective January 7, 2008. On December 1, 2008, Intuit amended Mr. Williams’ employment agreement in order to satisfy the technical documentary requirements of Section 409A.
If Intuit terminates Mr. Williams other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Williams terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation), Mr. Williams will be entitled to a single lump sum severance payment equal to 12 months of his then-current salary and 100% of his then-current target bonus provided he signs a release and waiver of claims.
The estimated payments or benefits which would have been paid to Mr. Williams in the event of his termination on July 31, 2015 under the specified circumstances are as follows:

R. Neil Williams Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Mr. Williams for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	1,260,000	1,260,000	—
Total Benefits and Perquisites	—	—	—
Total Severance	1,260,000	1,260,000	—
Gain on Accelerated Stock Options	—	1,847,117	1,847,117
Value of Accelerated Restricted Stock Units	8,596,986	8,584,293	17,035,634
Total Value of Accelerated Long-Term Incentives	8,596,986	10,431,410	18,882,751
Total Severance, Benefits & Accelerated Equity	9,856,986	11,691,410	18,882,751

Sasan K. Goodarzi
On June 27, 2011, Intuit entered into an employment agreement with Mr. Goodarzi. The estimated payments or benefits which would have been paid to Mr. Goodarzi in the event of his termination on July 31, 2015 under the specified circumstances are as follows:

Sasan K. Goodarzi Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Mr. Goodarzi for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	—	—	—
Total Benefits and Perquisites	—	—	—
Total Severance	—	—	—
Gain on Accelerated Stock Options	—	1,847,117	1,847,117
Value of Accelerated Restricted Stock Units	7,184,956	8,543,360	18,013,636
Total Value of Accelerated Long-Term Incentives	7,184,956	10,390,477	19,860,753
Total Severance, Benefits & Accelerated Equity	7,184,956	10,390,477	19,860,753
H. Tayloe Stansbury
On April 27, 2009, Intuit entered into an employment agreement with Mr. Stansbury. The estimated payments or benefits which would have been paid to Mr. Stansbury in the event of his termination on July 31, 2015 under the specified circumstances are as follows:

H. Tayloe Stansbury Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Mr. Stansbury for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	—	—	—
Total Benefits and Perquisites	—	—	—
Total Severance	—	—	—
Gain on Accelerated Stock Options	—	1,510,154	1,510,154
Value of Accelerated Restricted Stock Units	4,901,064	6,059,986	13,021,345
Total Value of Accelerated Long-Term Incentives	4,901,064	7,570,140	14,531,499
Total Severance, Benefits & Accelerated Equity	4,901,064	7,570,140	14,531,499

Daniel A. Wernikoff
On February 13, 2003, Intuit entered into an employment agreement with Mr. Wernikoff. The estimated payments or benefits which would have been paid to Mr. Wernikoff in the event of his termination on July 31, 2015 under the specified circumstances are as follows:

Daniel A. Wernikoff Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Mr. Wernikoff for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	—	—	—
Total Benefits and Perquisites	—	—	—
Total Severance	—	—	—
Gain on Accelerated Stock Options	—	1,794,568	1,794,568
Value of Accelerated Restricted Stock Units	6,099,756	7,653,411	16,938,114
Total Value of Accelerated Long-Term Incentives	6,099,756	9,447,979	18,732,682
Total Severance, Benefits & Accelerated Equity	6,099,756	9,447,979	18,732,682

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information, as of July 31, 2015, concerning securities authorized for issuance under all of Intuit’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders	16,608,705	(2)	70.54	21,822,090	(5)
Equity compensation plans not approved by security holders	1,020,895	(3)	5.02	—
Total	17,629,600	(4)	69.13	21,822,090

_______________________________________

(1)	RSUs have been excluded for purposes of computing weighted average exercise prices.

(2)	Represents 8,525,835 shares issuable upon exercise of options and 8,082,870 shares issuable upon vesting of RSU awards, which are settled for shares of Intuit common stock on a one-for-one basis.

(3)	Represents 187,605 shares issuable upon exercise of options and 833,290 shares issuable upon vesting of RSU awards which were assumed in connection with corporate acquisitions.

(4)	Represents 8,713,440 shares issuable upon exercise of options and 8,916,160 shares issuable upon vesting of RSU awards.

(5)	Represents 17,183,317 shares available for issuance under our 2005 Equity Incentive Plan and 4,638,773 shares available for issuance under our Employee Stock Purchase Plan.

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES
Date, Time and Place of Meeting
We are holding the Meeting on Thursday, January 21, 2016 at 8:00 a.m. Pacific Standard Time at our offices at 2750 Coast Avenue, Building 6, Mountain View, California 94043. We have first released this proxy statement to Intuit stockholders beginning on November 25, 2015.
Internet Availability of Proxy Materials
We are pleased to furnish proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and cast your vote on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Meeting. We anticipate that the Notice of Internet Availability will be mailed to stockholders on or about November 25, 2015.
Record Date, Outstanding Shares and Quorum
Only holders of record of Intuit common stock at the close of business on November 23, 2015 (the “Record Date”) will be entitled to vote at the Meeting. On the Record Date, we had approximately 264,004,360 shares of common stock outstanding and entitled to vote. In order to have a quorum, a majority of the shares outstanding and entitled to vote on the Record Date must be present at the Meeting, either in person or by proxy. Abstention votes and broker non-votes will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal.
If by the date of the Meeting we do not receive proxies representing sufficient shares to constitute a quorum or approve one or more of the proposals, the Chair of the Meeting, or the persons named as proxies, may propose one or more adjournments of the Meeting to permit further solicitation of proxies. The persons named as proxies would typically exercise their authority to vote in favor of adjournment.
For 10 days prior to the annual meeting, a list of stockholders eligible to vote at the annual meeting will be available for review during our regular business hours at our headquarters at 2700 Coast Avenue, Mountain View, California 94043. If you would like to view the stockholder list, please call Intuit Investor Relations at (650) 944-3560 to schedule an appointment.
Voting and Revoking Proxies
The Board is soliciting proxies to vote your shares at the Meeting. All stockholders of record have three options for submitting their vote prior to the Meeting:

•	via the Internet at www.proxyvote.com (as described in the Notice of Internet Availability);

•	by phone (your Notice of Internet Availability provides information on how to access your proxy card, which contains instructions on how to vote by telephone); or

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability.
We encourage you to vote via the Internet.
If you sign and return your proxy card but do not give any instructions on how you would like to vote your shares, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1 and in favor of Proposals 2, 3 and 4. As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.
Whether you submit your proxy via the Internet, by phone or by mail, you may revoke it at any time before voting takes place at the Meeting. If you are the record holder of your shares and you wish to revoke your proxy, you must deliver instructions to: Laura A. Fennell, Corporate Secretary, at Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850. You may also revoke a proxy by submitting a later-dated vote, in person at the Meeting or via the Internet, by phone or by mail. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the record holder of your shares directly.

Stockholder of Record or Beneficial Owner
Stockholder of Record (Record Holder).  If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by Intuit. If you request printed copies of the proxy materials by mail, you will also receive a proxy card.
Beneficial Owner of Shares Held in Street Name.  If your shares are held on your behalf by a broker, bank or other nominee, then you are the beneficial owner of shares held in “street name.” The Notice of Internet Availability was forwarded to you by your nominee, which is considered the stockholder of record for purposes of voting at the Meeting. You may receive a Notice of Internet Availability of Proxy Materials from your nominee containing instructions that you must follow in order for your shares to be voted. Certain of these institutions offer Internet and telephone voting. As a beneficial owner, you have the right to instruct your nominee on how to vote the shares held in your account. If you do not provide your nominee with specific voting instructions, your nominee may only vote on Proposal 2 (ratifying the selection of our independent registered public accounting firm). If your nominee does not receive instructions from you on how to vote your shares on the other proposals, it will inform the Inspector of Elections that it does not have the authority to vote on this matter (a “broker non-vote”). If you wish to vote at the Meeting, you must bring to the Meeting a letter from the record holder confirming your beneficial ownership of the shares.
Soliciting Proxies
Intuit will pay all expenses of soliciting proxies to be voted at the Meeting. After the proxies are initially distributed, Intuit and/or its agents may also solicit proxies by mail, electronic mail, telephone or in person. We have hired a proxy solicitation firm, Innisfree M&A Incorporated, to assist us in soliciting proxies. We will pay Innisfree a fee of $10,000 plus their expenses, which we estimate will be approximately $7,000. We will ask brokers, custodians, nominees and other record holders to prepare and send a Notice of Internet Availability of Proxy Materials to people or entities for whom they hold shares and forward copies of the proxy materials to beneficial owners who request paper copies.
Voting Results
The preliminary voting results will be announced at the Meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K that we expect to file within four business days of the Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Meeting, we intend to file a Form 8-K to disclose preliminary voting results and, within four business days after the final results are known, we will file an additional Form 8-K to disclose the final voting results.
Delivery of Voting Materials to Stockholders Sharing an Address
To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability, Annual Report on Form 10-K and proxy materials, as applicable, sent to stockholders until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.
If you received a householded mailing this year, and you would like to have additional copies of our Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and proxy materials, as applicable, mailed to you, please submit your request to Investor Relations, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or call (650) 944-3560 and we will deliver these materials to you promptly upon such written or oral request. You may also contact us at the address or phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future. If you would like to opt out of householding for future mailings, call (800) 542-1061 or send a written request to Investor Relations at the above address.
Annual Report on Form 10-K and Additional Materials
The Notice of 2016 Annual Meeting of Stockholders, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended July 31, 2015 have been made available to all stockholders entitled to vote at the Meeting and who received the Notice of Internet Availability. The Annual Report on Form 10-K can also be viewed at http://investors.intuit.com/financial-information/annual-reports/default.aspx.

Paper copies of our Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended July 31, 2015 may be obtained without charge by writing to Investor Relations, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or by calling (650) 944-3560.
Stockholder Proposals and Nominations for the 2017 Annual Meeting of Stockholders
Any stockholder who intends to present a proposal for inclusion in Intuit’s 2017 proxy statement and form of proxy must submit the proposal, in writing, so that the Corporate Secretary receives it at our principal executive offices by the close of business on July 28, 2016. Any stockholder who wishes to bring a proposal or nominate a person for election to the Board at the 2017 Annual Meeting of Stockholders that is not intended for inclusion in the Intuit’s 2017 proxy statement must provide written notice of the proposal or nomination to Intuit’s Corporate Secretary, at our principal executive offices, between the close of business on October 8, 2016 and the close of business on November 7, 2016. However, in the event that the 2017 Annual Meeting of Stockholders is to be held on a date that is more than 30 days before or 60 days after January 21, 2017 (the anniversary date of the Meeting), then such notice must be delivered not earlier than the close of business on the 105th day prior to the date of the 2017 Annual Meeting of Stockholders and not later than the 75th day prior to the date of the 2017 Annual Meeting of Stockholders or the close of business on the 10th day following the day on which public announcement of the date of the 2017 Annual Meeting of Stockholders is first made. In addition, our stockholders must comply with the procedural requirements in our bylaws, which stockholders can find on our website at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx. Our bylaws are also on file with the SEC. The chairman of the meeting may refuse to acknowledge or introduce any stockholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with the bylaws. If a stockholder fails to meet these deadlines or fails to satisfy the requirements of SEC Rule 14a-4, the persons named as proxies will be allowed to use their discretionary voting authority to vote on any such proposal or nomination as they determine appropriate if and when the matter is raised at the Meeting.

APPENDIX A
INTUIT INC.

Supplemental Information for the 2016 Proxy Summary and Compensation Discussion and Analysis
in the Proxy Statement for the 2016 Annual Meeting of Stockholders

INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP MEASURES
The 2016 Proxy Summary (“Proxy Summary”) beginning on page 1 and the Compensation Discussion and Analysis (“CD&A”) beginning on page 28 of the proxy statement contain two non-GAAP financial measures – non-GAAP operating income and non-GAAP earnings per share (EPS). The table on page A-3 of this proxy statement reconciles the non-GAAP financial measures in the Proxy Summary and CD&A to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).
About Non-GAAP Financial Measures
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Professional fees for business combinations
We also exclude the following items from non-GAAP net income and diluted net income per share:

•	Gains and losses on debt securities and other investments

•	Income tax effects of excluded items and certain discrete tax items

•	Discontinued operations
We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.
Share-based compensation expenses.  These consist of non-cash expenses for stock options, restricted stock units and purchases of common stock under our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall stockholder dilution rather than the accounting charges associated with those awards.
Amortization of acquired technology and amortization of other acquired intangible assets.  When we acquire an entity, we are required under GAAP to record the fair values of the intangible assets of the entity on our balance sheet and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of other purchased intangible assets such as customer lists, covenants not to compete and trade names.
Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.
Professional fees for business combinations.  We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These fees include investment banking, legal and accounting fees.
Gains and losses on debt securities and other investments.  We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair marketable equity securities and other investments.
Income tax effects and adjustments. We use a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, assumes the federal research and experimentation credit is continuously in effect, and eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Based on our current long-term projections, we are using a long-term non-GAAP tax rate of 34% which is consistent with the average of our normalized fiscal year tax rate over a four year period that includes the past three fiscal years plus the current fiscal year forecast. We will evaluate this long-term non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this long-term rate. This long-term non-GAAP tax rate could be subject to change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.
Operating results and gains and losses on the sale of discontinued operations.  From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

	Fiscal 2015
(In millions, unaudited)	Before Reclassification of Discontinued Operations	Reclassify Discontinued Operations	After Reclassification of Discontinued Operations
Total revenue	$4,428	$(236)	$4,192

GAAP operating income	$552	$186	$738
Amortization of acquired technology	40		30
Amortization of other acquired intangible assets	25		12
Professional fees for business combinations	4		2
Goodwill and intangible asset impairment charges	297		148
Gain on sale of long-lived assets	(31)		(31)
Share-based compensation expense	257		242
Non-GAAP operating income	$1,144	$(3)	$1,141

GAAP net income	$365	$—	$365
Amortization of acquired technology	40		30
Amortization of other acquired intangible assets	25		12
Professional fees for business combinations	4		2
Goodwill and intangible asset impairment charges	297		148
Gain on sale of long-lived assets	(31)		(31)
Share-based compensation expense	257		242
Net loss on debt securities and other investments	6		6
Income tax effects and adjustments	(98)		(83)
Net (income) loss from discontinued operations	(123)		48
Non-GAAP net income	$742	$(3)	$739

GAAP diluted net income per share	$1.28	$—	$1.28
Non-GAAP diluted net income per share	$2.59	$—	$2.59

Shares used in diluted per share calculations	286		286

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M97694-P69637

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTUIT INC.

The Board of Directors recommends you vote FOR all the nominees listed and FOR proposals 2 and 3:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Eve Burton	☐	☐	☐
1b. Scott D. Cook	☐	☐	☐
1c. Richard L. Dalzell	☐	☐	☐
1d. Diane B. Greene	☐	☐	☐
1e. Suzanne Nora Johnson	☐	☐	☐
1f. Dennis D. Powell	☐	☐	☐
1g. Brad D. Smith	☐	☐	☐
1h. Jeff Weiner	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Stockholders
INTUIT INC.
January 21, 2016
- Please detach and Mail in Envelope Provided -

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M97695-P69637

INTUIT INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
JANUARY 21, 2016

The undersigned hereby appoints Brad D. Smith, R. Neil Williams and Laura A. Fennell, or any of them as proxies, each with the power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Intuit Inc. to be held at 8:00 a.m. Pacific Standard Time on January 21, 2016, at Intuit's offices at 2750 Coast Avenue - Building 6, Mountain View, California 94043, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally at the meeting on the matters listed on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTUIT. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Continued, and to be marked, dated and signed, on the other side.